CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.10 par value	10,925,000	$42.00	$458,850,000	$53,318.37

(1)
Assumes exercise in full of the underwriter’s option to purchase up to an additional 1,425,000 shares of common stock.

(2)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-179795
Prospectus Supplement
(to Prospectus dated February 29, 2012)
9,500,000 Shares

Common Stock

We are offering 9,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “OHI.” On February 3, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $43.64 per share.
To assist us in maintaining our qualification as a real estate investment trust for U.S. federal income tax purposes, subject to certain exceptions, no person may own more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or of our outstanding capital stock. You should read the information under the section entitled “Description of Capital Stock— Transfer and Ownership Restrictions” in the accompanying prospectus for a description of these restrictions.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-13 of this prospectus supplement, on page 4 of the accompanying prospectus and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$42.00	$399,000,000
Underwriting discount	$1.68	$15,960,000
Proceeds, before expenses, to us	$40.32	$383,040,000
The underwriters may also exercise their option to purchase up to an additional 1,425,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.
Delivery of the shares of common stock is expected to be made on or about February 9, 2015.
Joint Book-Running Managers
BofA Merrill Lynch	J.P. Morgan	Morgan Stanley	Stifel
Credit Agricole CIB	RBC Capital Markets		SunTrust Robinson Humphrey
Co-Lead Managers
Capital One Securities	MUFG	Wells Fargo Securities
BBVA	BB&T Capital Markets	Regions Securities LLC
The date of this prospectus supplement is February 4, 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” that we have authorized. We have not, and the underwriters have not, authorized anyone to provide additional information or information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor the sale of shares of common stock offered hereby shall be deemed a guarantee that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus” is correct after their respective dates.
This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering and adds to and updates information contained in the accompanying prospectus. The second part is the prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information contained in this prospectus supplement.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “Omega,” “we,” “company,” “us,” and “our” refer to Omega Healthcare Investors, Inc. and its subsidiaries.

i

Omega Non-GAAP Financial Measures
We use financial measures that are derived on the basis of methodologies other than in accordance with GAAP (defined below). Our “non-GAAP” financial measures presented in this prospectus supplement include Funds From Operations (“FFO”), Adjusted FFO, Funds Available for Distribution (“FAD”), EBITDA (defined below) and Adjusted EBITDA. For purposes of Regulation G of the Securities Exchange Commission, which we refer to as the SEC, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this prospectus supplement, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
We calculate and report FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts, which we refer to as NAREIT, and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. We believe that FFO, Adjusted FFO and FAD are important supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other REITs, including Aviv REIT, Inc., that do not use the same definition or implementation guidelines or interpret the standards differently from us.
We use FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business. We further believe that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. We offer these measures to assist the users of our financial statements in analyzing our operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in our securities should not rely on any of these measures as a substitute for any GAAP measure, including net income.
Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. We believe these measures provide an enhanced measure of the operating performance of our core portfolio as a REIT. Our computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, including Aviv REIT, Inc., but we believe that they are appropriate measures for us.
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, gain or loss on asset sales-net, litigation settlement, provisions for impairment and certain non-recurring revenues and expenses. We believe that the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and provide useful information to investors regarding our results of operations because these measures are useful for trending, analyzing and benchmarking the performance and value of our business. We use EBITDA and Adjusted EBITDA primarily as performance measures. We also use EBITDA and Adjusted EBITDA in our annual budget process. We believe EBITDA and Adjusted EBITDA facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Although we use EBITDA and Adjusted EBITDA as financial measures to assess the performance of our business, the use of EBITDA and Adjusted EBITDA is limited because these measures do not take into account certain material costs necessary to operate our business. These costs include, but are not limited to, the cost to service our debt, the non-cash depreciation and amortization associated with our long-lived assets, the cost of our federal and state tax obligations, if any, and the operating results of our discontinued businesses. Because EBITDA and Adjusted EBITDA do not take into account important elements of our cost structure, a user of our financial information who relies on EBITDA or Adjusted EBITDA as the only measure of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider net income as an important measure of our financial performance because it provides the most complete measure of our performance.
EBITDA and Adjusted EBITDA should not be considered as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP. EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures used by other companies, including Aviv. EBITDA and Adjusted EBITDA should be considered in addition to, not as substitutes for or superior to, GAAP financial measures, or as indicators of operating performance.
Aviv Non-GAAP Financial Measures
Aviv REIT, Inc., which we refer to as Aviv, uses financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The Aviv “non-GAAP” financial measures presented in this prospectus supplement include Funds from Operations (“FFO”), Normalized FFO and Adjusted FFO (“AFFO”). Aviv derives these measures as follows:
•
NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to Aviv’s financial statements results in FFO representing net income before depreciation and amortization, impairment of assets, and gain (loss) on sale of assets (net).

•
Normalized FFO represents FFO before loss on extinguishment of debt, reserves for uncollectible loan receivables, transaction costs, severance costs, and change in fair value of derivatives.

•
AFFO represents Normalized FFO before amortization of deferred financing costs, non-cash stock-based compensation, straight-line rental income (net) and rental income from intangible amortization (net).

Aviv’s management uses FFO, Normalized FFO and AFFO as important supplemental measures of Aviv’s operating performance and liquidity. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue and as an indicator of a company’s ability to incur and service debt. Because FFO, Normalized FFO, and AFFO exclude depreciation and amortization unique to real estate, impairment, gains and losses from property dispositions and extraordinary items, they provide Aviv’s management with performance measures that, when compared year over year or with other REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, in each case providing perspectives not immediately apparent from net income. In addition, Aviv believes that FFO, Normalized FFO and AFFO are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.
Aviv offers these measures to assist the users of Aviv’s financial statements in assessing Aviv’s financial performance and liquidity under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund Aviv’s cash needs, including Aviv’s ability to make payments on its indebtedness. In addition, Aviv’s calculations of these measures are not necessarily comparable to similar measures as calculated by other companies, including Omega, that do not use the same definition or implementation guidelines or interpret the standards differently from Aviv. Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows provided by operating activities or revenues.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement and accompanying prospectus, including “Risk Factors,” the financial data and related notes, and the reports incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Except as otherwise indicated, this prospectus supplement does not give pro forma effect to the Aviv merger (as described below) and the related transactions. Our financial results on a pro forma basis giving effect to the Aviv merger and this offering for the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014 and 2013 are set forth below under “Unaudited Pro Forma Condensed Consolidated Financial Information.” The closing of this offering is not conditioned upon the closing of the Aviv merger.
Company Overview
We are a self-administered real estate investment trust, which we refer to as a REIT, investing in income-producing healthcare facilities, principally long-term care facilities, located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted living facilities, which we refer to as ALFs, and independent living facilities and rehabilitation and acute care facilities, which we refer to as specialty facilities.
As of September 30, 2014, our portfolio of investments consisted of 562 operating healthcare facilities located in 37 states and operated by 50 third-party operators. We use the term “operator” to refer to our tenants and mortgagees and their affiliates which manage and/or operate our properties. As of September 30, 2014, our portfolio of investments consisted of:
•
477 SNFs, 19 ALFs and 11 specialty facilities; and

•
fixed rate mortgages on 53 SNFs and two ALFs.

As of September 30, 2014, our gross investments in these facilities totaled approximately $4.3 billion, with 99% of our real estate investments related to long-term healthcare facilities. In addition, we held miscellaneous other investments of approximately $51.9 million at September 30, 2014, consisting primarily of secured loans to third-party operators of our facilities.
Recent Developments
Pending Aviv REIT Merger
On October 30, 2014, we entered into a definitive merger agreement with Aviv REIT, Inc., a Maryland corporation, which we refer to as Aviv, pursuant to which Aviv will merge with and into a wholly owned subsidiary of Omega formed for the purpose of effecting the merger, which we refer to as the Merger Sub. The Merger Sub will survive the merger as a wholly-owned subsidiary of Omega. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the merger effective time, each issued and outstanding share of Aviv common stock (other than shares held by Aviv or its wholly-owned subsidiaries, which shares will be canceled) will be exchanged for the right to receive 0.90 of a share of Omega common stock, which we refer to as the exchange ratio. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Upon completion of the merger, and without giving effect to this offering, we estimate that current Omega stockholders will beneficially own approximately 70% of the combined company and former Aviv investors will beneficially own approximately 30% of the combined company, in each case on a fully diluted basis. We expect to complete the Aviv merger early in the second quarter of 2015.
Consummation of the merger is subject to certain mutual conditions of the parties, including, without limitation, (i) the approval of the merger agreement by Aviv stockholders, (ii) the approval of the issuance of shares of Omega common stock in connection with the merger by Omega stockholders, (iii) the absence of any law, order or injunction prohibiting the merger, (iv) the approval for listing on the New York

Stock Exchange, which we refer to as the NYSE, of the shares of Omega common stock to be issued in the merger, (v) the effectiveness of a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, which we refer to as the Securities Act, to be filed by Omega for purposes of registering the shares of Omega common stock issuable in connection with the merger and (vi) the consummation of the partnership combination (described below under “—Operating Partnership Restructuring and Combination”). We can provide no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed.
Aviv is a self-administered REIT specializing in the ownership and triple-net leasing of post-acute and long-term care SNFs and other healthcare properties in the United States through Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, which we refer to as the Aviv Partnership. Aviv does not conduct business itself, other than acting as the sole general partner of the Aviv Partnership, issuing public equity from time to time and guaranteeing the unsecured debt of the Aviv Partnership. Instead, the Aviv Partnership indirectly holds all real estate assets of the company, and generates its cash rental stream by triple-net leasing its properties to third-party operators who have responsibility for the operation of the facilities. As of September 30, 2014, the Aviv Partnership’s portfolio consisted of 313 properties located in 29 states and operated by 38 third-party operators. In addition, the Aviv Partnership derives income from other investments, consisting primarily of secured loans to third-party operators of its facilities.
Following the merger, we believe that Omega will be the largest REIT in the United States focused primarily on SNFs as measured by number of properties. Based on Omega and Aviv properties owned as of September 30, 2014, following the completion of the merger, Omega is expected to own a portfolio of 875 operating facilities located in 41 states with over 80,000 available beds and operated by 83 different operators.
Concurrent with the closing of the merger, Omega will increase the size of the Omega board of directors to 11 members. Following the merger effective time, the Omega board of directors will consist of the eight current Omega directors and three Aviv designees, which are Craig M. Bernfield (Aviv’s Chairman and Chief Executive Officer), Norman R. Bobins and Ben W. Perks, each of whom currently serves as an Aviv director. Omega’s executive officers immediately prior to the merger effective time will continue to serve as Omega’s executive officers following the merger, and Steven Insoft, Aviv’s President and Chief Operating Officer, will join Omega’s executive management team as Omega’s Chief Development Officer.
Operating Partnership Restructuring and Combination
Prior to the merger effective time, Omega will implement an UPREIT structure by contributing substantially all of its assets to OHI Healthcare Properties Limited Partnership, a newly formed Delaware limited partnership that we refer to as the Omega Partnership. In connection with the Aviv merger, the Aviv Partnership and the Omega Partnership will combine. We refer to this combination as the partnership combination.
Financing
We intend to repay approximately $1.0 billion of Aviv’s outstanding debt in connection with the merger. We expect to finance the repayment of Aviv’s outstanding debt and pay merger transactions costs with borrowings under our revolving credit facility, the proposed accordion to our credit facility described under “—Proposed Amendments to the Omega Credit Facility” below, and/or the proceeds from the issuance of debt securities, or a combination thereof. The sources of financing actually used will depend upon a variety of factors, including then-current market conditions.
Proposed Amendments to the Omega Credit Facility
We have entered into an engagement letter with respect to various proposed amendments to our existing $1.2 billion senior unsecured credit facility. Among other modifications to the facility, the proposed amendments would increase the amount of the facility to $1.75 billion, consisting of a $1.25 billion senior unsecured revolving credit facility, a $200 million senior unsecured term loan facility, and a $300 million senior unsecured incremental term loan facility. The amended facility is also expected to include an accordion feature permitting us to increase the amount of the facility to $2.0 billion and to allocate the $250 million increase to the existing revolving or term loan facilities or additional tranches thereunder as we may elect, subject to various conditions set forth in our existing credit facility. The amended facility is expected to include maturity dates of June 27, 2017, 2018 and 2019 for the incremental term loan facility, revolving credit facility and term loan facility, respectively, subject to our ability to extend the maturity date of the revolving credit facility and the incremental term loan facility to June 27, 2019 subject to various conditions. We have received commitment letters from lenders for increased amounts that would be available under the facility in accordance with the proposed amendments, subject to our completion of the merger transactions. Our ability to complete the proposed amendments to our existing senior unsecured credit facility is subject to a number of conditions, and the completion of definitive loan documentation. Although we expect that the amendments to our senior unsecured credit facility will be completed, we can offer no assurances that the conditions to the proposed amendments will be satisfied.
Omega Acquisition of 4 Assisted Living Facilities for $84 Million
On November 20, 2014, Omega entered into an $84.2 million purchase/leaseback transaction with subsidiaries of an existing operator. The transaction included the purchase of 4 senior housing communities located in Pennsylvania (2), Arkansas and Oregon with 371 combined beds (consisting of assisted living, independent living and memory care). These facilities were combined into a new 10 year, non-cancelable, “triple-net” master lease.
Aviv Acquisition of 28 Facilities for $305 Million
On December 17, 2014, Aviv acquired a portfolio of 23 SNFs, 4 ALFs, one independent living facility and one office building located in five states for $305 million from a subsidiary of General Electric Capital Corporation, which we refer to as GE. All of the properties are triple-net leased to Laurel Health Care, a new Aviv operator, at an initial annual cash yield of 8.5%, for a remaining term of 15 years as of the acquisition date. Aviv funded $180 million of the purchase price with a secured loan provided by a unit of GE.
Omega Fourth Quarter and Fiscal 2014 Preliminary Financial Results
The following table sets forth management’s estimated ranges for certain Omega financial measures for the three months and year ended December 31, 2014.
Omega Healthcare Investors, Inc.
	Three Months Ended December 31, 2014	Year Ended December 31, 2014
(in thousands, except per share data)
Total operating revenues	$ 131,071 to $ 131,571	$ 504,537 to $ 505,037
Net income available to common stockholders	$ 56,740 to $ 57,240	$ 221,099 to $ 221,599
Funds from operations available to common stockholders	$ 87,141 to $ 87,641	$ 345,153 to $ 345,653
Adjusted funds from operations	$ 92,678 to $ 93,178	$ 362,872 to $ 363,372
Funds available for distribution to common stockholders	$ 84,826 to $ 85,326	$ 331,698 to $ 332,198
Net income per share available to common stockholders	$ 0.44 to $ 0.45	$ 1.74
Funds from operations per share available to common stockholders	$ 0.68	$ 2.71 to $ 2.72
Adjusted funds from operations per share available to common stockholders	$ 0.72 to $ 0.73	$ 2.85
Funds available for distribution to common stockholders per share	$ 0.66	$ 2.61
Weighted-average common shares outstanding, diluted	128,492	127,294

As of December 31, 2014, approximately $85 million of borrowings were outstanding under our senior unsecured revolving credit facility.
Omega management has prepared the estimates for the three months and year ended December 31, 2014 presented above in good faith based upon the most recent information available to management from our internal reporting procedures as of the date of this prospectus supplement. The preliminary estimated ranges set forth herein are preliminary, unaudited, subject to further completion and reflect our current good faith estimates, do not take into account or give pro forma effect to the Aviv merger, are subject to additional financial closing procedures and may be revised as a result of management’s further review of our results and any adjustments that may result from the completion of the audit of the fiscal 2014 consolidated financial statements. We and our auditors have not completed our normal quarterly review or annual audit procedures as of and for the three months and year ended December 31, 2014, and there can be no assurance that our final results for this quarterly and annual period will not differ from these estimates. Any such changes could be material. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months and year ended December 31, 2014 and their audit, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Our consolidated financial statements and related notes as of and for the three months and year ended December 31, 2014 are not expected to be filed with the SEC until after this offering is completed. Our actual results may differ materially from the fourth quarter and year end estimates above. Accordingly, you should not place undue reliance on these preliminary estimates. These estimates should not be viewed as a substitute for full audited or interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months and year ended December 31, 2014 are not necessarily indicative of the results to be achieved for any future period. Factors that could cause these preliminary estimates to differ include, but are not limited to discovery of new information that alters expectations about fourth quarter and year end results or impacts valuation methodologies underlying these results.
FFO, Adjusted FFO and FAD as presented by Omega are non-GAAP measures. The following table presents a reconciliation of our preliminary estimates regarding FFO, Adjusted FFO and FAD to net income available to common stockholders:
Omega Healthcare Investors, Inc.
	Three Months Ended December 31, 2014	Year Ended December 31, 2014
(in thousands)
Net income available to common stockholders	$ 56,740 to $ 57,240	$ 221,099 to $ 221,599
Loss from real estate dispositions	—	$ (2,863)
Sub-total	$ 56,740 to $ 57,240	$ 218,236 to $ 218,736
Elimination of non-cash items included in net income:
Depreciation and amortization	$ 30,401	$ 123,257
Add back non-cash provision for impairments on real estate properties	—	$ 3,660
Funds from operations available to common stockholders	$ 87,141 to $ 87,641	$ 345,153 to $ 345,653
Adjustments to FFO:
Deduct one-time cash revenue	—	$ (585)
Deduct/add back non-cash provision for uncollectible accounts receivable, mortgages and notes	$ (7)	$ 2,723
Deduct/add back one-time interest refinancing expense	$ (27)	$ 3,041
Add back acquisition deal related costs	$ 3,549	$ 3,948
Add back stock-based compensation expense	$ 2,022	$ 8,592
Adjusted funds from operations	$ 92,678 to $ 93,178	$ 362,872 to $ 363,372
Adjustments to Adjusted FFO:
Non-cash interest expense	$ 1,413	$ 4,675
Non-cash revenue	$ (9,265)	$ (35,849)
Funds available for distribution available to common stockholders	$ 84,826 to $ 85,326	$ 331,698 to $ 332,198

See “Omega Non-GAAP Financial Measures” on page ii for important information regarding Omega’s use of such non-GAAP measures. Omega’s calculation of Adjusted FFO is not directly comparable to the use of AFFO by Aviv.
Aviv Fourth Quarter and Fiscal 2014 Preliminary Financial Results
The following table sets forth Aviv management’s estimated ranges for certain Aviv financial measures for the three months and year ended December 31, 2014.
Aviv REIT, Inc.
	Three Months Ended December 31, 2014	Year Ended December 31, 2014
(in thousands, except per share data)
Operating revenue	$ 50,377 to $ 51,604	$ 182,814 to $ 184,042
Net income	$ 11,694 to $ 12,922	$ 43,646 to $ 44,874
FFO	$ 24,307 to $ 25,535	$ 92,528 to $ 93,756
Normalized FFO	$ 29,290 to $ 30,518	$ 105,036 to $ 106,264
AFFO	$ 30,051 to $ 31,279	$ 108,385 to $ 109,613
Weighted average common shares and units outstanding—diluted	61,373	58,167
Net income per share and unit (diluted)	$ 0.19 to $ 0.21	$ 0.75 to $ 0.77
FFO per share and unit (diluted)	$ 0.40 to $ 0.42	$ 1.59 to $ 1.61
Normalized FFO per share and unit (diluted)	$ 0.48 to $ 0.50	$ 1.81 to $ 1.83
AFFO per share and unit (diluted)	$ 0.49 to $ 0.51	$ 1.86 to $ 1.88
Aviv management has prepared the estimates for the three months and year ended December 31, 2014 presented above in good faith based upon the most recent information available to Aviv management from its internal reporting procedures as of the date of this prospectus supplement. The preliminary estimated ranges set forth herein are preliminary, unaudited, subject to further completion and reflect current good faith estimates, do not take into account or give pro forma effect to the merger with and into Omega, are subject to additional financial closing procedures and may be revised as a result of Aviv management’s further review of Aviv’s results and any adjustments that may result from the completion of the audit of the fiscal 2014 consolidated financial statements. Aviv and its auditors have not completed Aviv’s normal quarterly review or annual audit procedures as of and for the three months and year ended December 31, 2014, and there can be no assurance that Aviv’s final results for this quarterly and annual period will not differ from these estimates. Any such changes could be material. During the course of the preparation of Aviv’s consolidated financial statements and related notes as of and for the three months and year ended December 31, 2014 and their audit, Aviv may identify items that would require it to make material adjustments to the preliminary financial information presented above.
Aviv’s consolidated financial statements and related notes as of and for the three months and year ended December 31, 2014 are not expected to be filed with the SEC until after this offering is completed. Aviv’s actual results may differ materially from the fourth quarter and year end estimates above. Accordingly, you should not place undue reliance on these preliminary estimates. These estimates should not be viewed as a substitute for full audited or interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months and year ended December 31, 2014 are not necessarily indicative of the results to be achieved for any future period. Factors that could cause these preliminary estimates to differ include, but are not limited to discovery of new information that alters expectations about fourth quarter and year end results or impacts valuation methodologies underlying these results.
FFO, Normalized FFO and AFFO as presented by Aviv are non-GAAP measures. The following table presents a reconciliation of Aviv’s preliminary estimated non-GAAP measures to Aviv’s net income available to common stockholders.

Aviv REIT, Inc.
	Three Months Ended December 31, 2014	Year Ended December 31, 2014
(in thousands)
Net income available to common stockholders	$ 11,694 to $ 12,922	$ 43,646 to $ 44,874
Add back loss from real estate dispositions	—	—
Sub-total	$ 11,694 to $ 12,922	$ 43,646 to $ 44,874
Elimination of non-cash items included in net income:
Depreciation and amortization	$ 12,553	$ 44,023
Loss on impairment/loss on sale	$ 60	$ 4,859
Funds from operations available to common stockholders	$ 24,307 to $ 25,535	$ 92,528 to $ 93,756
Adjustments to FFO:
Loss on extinguishment of debt	—	$ 501
Reserve for uncollectible loan receivables	$ 195	$ 3,406
Transaction costs	$ 4,788	$ 8,601
Normalized FFO	$ 29,290 to $ 30,518	$ 105,036 to $ 106,264
Adjustments to Normalized FFO:
Amortization of deferred financing costs	$ 998	$ 3,942
Non-cash stock based compensation	$ 1,258	$ 4,861
Straight-line rental income, net & other	$ (1,495)	$ (5,454)
AFFO	$ 30,051 to $ 31,279	$ 108,385 to $ 109,613
See “Aviv Non-GAAP Financial Measures” on page iii for important information regarding Aviv’s use of such non-GAAP measures. Aviv’s calculation of AFFO is not directly comparable to Adjusted FFO as used by Omega.
Corporate Information
Omega Healthcare Investors, Inc. was incorporated in the State of Maryland on March 31, 1992. Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The Offering
Issuer
Omega Healthcare Investors, Inc.
New York Stock Exchange Symbol
OHI
Common Stock We are Offering(1)
9,500,000 shares
Common Stock Outstanding after this Offering(2)
137,192,823 shares
Use of Proceeds
Of the approximately $382.0 million estimated net proceeds of this offering, we intend to use approximately $210 million to redeem our outstanding $200 million aggregate principal amount 7.50% senior notes due 2020, which we refer to as the 2020 notes, including the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith, approximately $85 million to repay outstanding borrowings under our revolving credit facility, and the remainder for general corporate purposes. See “Use of Proceeds.”
Risk Factors
You should carefully consider the information set forth in “Risk Factors” beginning on page S-13 of this prospectus supplement, on page 4 of the accompanying prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 as well as other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision regarding our common stock.

(1)
Excludes shares issuable upon exercise of the underwriters’ option to purchase up to 1,425,000 additional shares.

(2)
Excludes shares issuable upon exercise of the underwriters’ option to purchase up to 1,425,000 additional shares, shares of our common stock issuable upon exercise of outstanding options, shares of our common stock available issuable under our dividend reinvestment and common stock purchase plan, shares of our common stock available for future grant under our stock incentive plan, and shares issuable in connection with the Aviv merger.

Summary Historical Financial Information
A summary of our selected historical consolidated financial data is set forth in the table below. The financial data for each of the years in the three-year period ended December 31, 2013, and the nine months ended September 30, 2013 and September 30, 2014, were derived from our historical consolidated financial statements and include all adjustments necessary for the fair presentation of the data in all material respects. The information below is only a summary and should be read together with, and is qualified in its entirety by reference to, the information contained in the section entitled “Unaudited Condensed Consolidated Pro Forma Financial Information” contained herein, and our historical consolidated financial statements and notes thereto, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference herein.
	Omega Healthcare Investors, Inc.
	Year ended December 31,			Nine months ended September 30,
(in thousands)	2011	2012	2013	2013	2014
Operating data:
Total operating revenues	$292,204	$350,460	$418,714	$307,577	$373,466
Interest expense(1)	86,899	106,096	92,048	66,083	93,580
Income from continuing operations	52,606	120,698	172,521	125,315	164,359
Net income available to common stockholders	47,459	120,698	172,521	125,315	164,359
Other financial data:
Depreciation and amortization	$100,337	$112,983	$128,646	$96,386	$92,856
Funds from operations(2)	172,470	222,154	302,733	222,852	258,012
Adjusted EBITDA(3)	278,849	334,329	401,704	295,888	360,706
Consolidated balance sheet data (at period end):
Gross investments(4)	$2,831,132	$3,325,533	$3,924,917		$4,386,155
Total assets	2,557,312	2,982,005	3,462,216		3,857,502
Revolving line of credit	272,500	158,000	326,000		3,000
Term loan	—	100,000	200,000		200,000
Other long-term borrowings	1,278,900	1,566,932	1,498,418		2,098,380
Total debt(5)	1,551,400	1,824,932	2,024,418		2,301,380
Stockholders’ equity	878,484	1,011,329	1,300,103		1,406,377

(1)
Includes interest refinancing costs, gains and losses on refinancings and amortization of deferred financing costs.

(2)
We consider FFO to be a key measure of a REIT’s performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity. See the table and the related footnotes on page S-9 for a reconciliation of net income available to common stockholders to FFO available to common stockholders and “Omega Non-GAAP Financial Measures” for a discussion of Omega’s use of FFO.

(3)
See the table and the related footnotes on page S-10 for a reconciliation of net income to Adjusted EBITDA and “Omega Non-GAAP Financial Measures” for a discussion of Omega’s use of EBITDA and Adjusted EBITDA.

(4)
We define gross investments as total investments before accumulated depreciation.

(5)
Total debt includes long-term debt and current maturities of long-term debt. Total debt also includes, $25.3 million, $31.9 million, $19.0 million and $14.8 million of non-cash fair value adjustments to mark assumed debt to market on the date of the assumption as of December 31, 2011, 2012 and 2013, and September 30, 2014, respectively.

The following table is a reconciliation of net income available to common stockholders to FFO available to common stockholders.
	Year ended December 31,			Nine months ended September 30,
(in thousands)	2011	2012	2013	2013	2014
Net income available to common stockholders	$47,459	$120,698	$172,521	$125,315	$164,359
Add back loss (deduct gain) from real estate dispositions	(1,670)	(11,799)	1,151	1,151	(2,863)
	$45,789	$108,899	$173,672	$126,466	$161,496
Elimination of non-cash items included in net income:
Depreciation and amortization	$100,337	$112,983	$128,646	$96,386	$92,856
Add back impairments on real estate properties	26,344	272	415	—	3,660
Funds from operations available to common stockholders	$172,470	$222,154	$302,733	$222,852	$258,012

The following table is a reconciliation of net income to Adjusted EBITDA.
	Year ended December 31,			Nine months ended September 30,
(in thousands)	2011	2012	2013	2013	2014
Net income	$52,606	$120,698	$172,521	$125,315	$164,359
Depreciation and amortization	100,337	112,983	128,646	96,386	92,856
Interest expense(1)	86,899	106,096	92,048	66,083	93,580
EBITDA(2)	$239,842	$339,777	$393,215	$287,784	$350,795
Adjustments:
Nursing home expenses	653	—	—	—	—
Acquisition costs	1,204	909	245	134	399
(Gain) loss on assets sold–net	(1,670)	(11,799)	1,151	1,151	(2,863)
One-time cash revenue	—	(536)	(1,405)	—	(585)
One-time non-cash deferred mortgage interest income	—	(236)	—	—	—
Provisions for real estate impairment	26,344	272	415	—	3,660
Provisions for uncollectible mortgages, notes and accounts receivable	6,439	—	2,141	2,386	2,730
Restricted stock amortization expense	6,037	5,942	5,942	4,433	6,570
Adjusted EBITDA(2)	$278,849	$334,329	$401,704	$295,888	$360,706

(1)
Includes interest refinancing costs, gains and losses on refinancing and amortization of deferred financing costs.

(2)
See “Omega Non-GAAP Financial Measures” for a discussion of EBITDA and Adjusted EBITDA.

Cautionary language regarding forward-looking statements
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements regarding Omega’s, Aviv’s or their respective operators’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “seek,” “target,” “goal,” “project,” “estimate,” “will” and other similar expressions or the negative form of the same are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the companies’ expectations.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Omega’s and Aviv’s control. These include the factors described under “Risk Factors,” as well as:
•
the possibility that the proposed Aviv merger will not close, including by the failure to obtain applicable stockholder approvals or the failure to satisfy other closing conditions under the merger agreement or by the termination of the merger agreement;

•
the possibility that the anticipated benefits from the Aviv merger may not be realized or may take longer to realize than expected;

•
changes in the financial position of each company’s operators and borrowers;

•
the ability and willingness of each company’s operators to renew their leases with the company upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the operators or in the event the company exercises its right to replace an existing operator upon default;

•
year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators and each company’s earnings;

•
the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations on each company’s operators and borrowers, and the ability of those operators and borrowers to accurately estimate the magnitude of those claims;

•
the nature and extent of future competition;

•
the availability and cost of capital;

•
changing in each company’s credit ratings and the ratings of each company’s debt securities;

•
each company’s ability to manage, re-lease or sell any owned and operated facilities;

•
changes in general economic conditions and/or economic conditions in the markets in which each company may, from time to time, compete and the effect of those changes on each company’s revenues and its ability to access the capital markets or other sources of funds;

•
changes in interest rates;

•
the amount and yield of any additional investments;

•
changes in tax laws and regulations affecting REITs; and

•
the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates.

The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Omega’s and Aviv’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward looking statements concerning Omega, Aviv and the transactions contemplated by the merger agreement or other matters attributable to Omega or Aviv or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.
All forward looking statements, expressed or implied, included in this prospectus supplement and the accompanying prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward looking statements that Omega, Aviv or persons acting on their behalf may issue.
Except as otherwise required by applicable law, Omega and Aviv disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect future events or developments.

RISK FACTORS
An investment in our common stock involves risks. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should carefully consider the risks described below, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in our subsequent reports on Form 10-Q, as such risks may be amended, updated or modified periodically in our reports filed with the SEC, as well as the other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus.
Completion of the Aviv merger is subject to numerous conditions and if these conditions are not satisfied or waived, the merger will not be completed. Failure to complete the merger could have material adverse effects on us.
The completion of the Aviv merger is subject to a number of conditions, including (i) the approval of the merger agreement by Aviv stockholders, (ii) the approval of the issuance of shares of Omega common stock in connection with the merger by Omega stockholders, (iii) the absence of any law, order or injunction prohibiting the merger, (iv) the approval for listing on the NYSE of the shares of common stock to be issued in the merger, (v) the effectiveness of the registration statement on Form S-4 pursuant to the Securities Act, to be filed by us for purposes of registering shares of common stock issuable in connection with the merger and (vi) the consummation of the partnership combination. In the event the conditions to closing are not satisfied or waived, we will not complete the acquisition of Aviv.
In addition, either Omega or Aviv may terminate the merger agreement if the merger is not completed by May 31, 2015, subject to extension as described in the merger agreement, so long as its failure to perform the merger agreement has not resulted in the failure of the merger to be completed by such date.
There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be completed. Failure to consummate the merger may adversely affect our results of operations and business prospects for the following reasons, among others: (i) we will incur certain transaction costs, regardless of whether the merger closes, and (ii) the proposed merger, whether or not it closes, will divert the attention of certain management and other key employees of Omega from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us.
There may be unexpected delays in the consummation of the Aviv merger, which could impact the ability to timely achieve the benefits associated with the merger.
The merger agreement provides that either Omega or Aviv may terminate the merger agreement if the merger has not occurred by May 31, 2015, subject to extension as described in the merger agreement. Certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include failure to timely receive stockholder approval, failure to consummate the partnership combination or failure to satisfy the other closing conditions to which the merger is subject. We cannot assure you that the conditions to the completion of the merger will be satisfied or waived, if permitted, or that any adverse effect, event, development or change will not occur, or provide any assurances as to whether or when the merger will be completed. Any delay in the completion of the merger could materially reduce the benefits expected to be obtained by us in the merger.
The Aviv merger agreement contains provisions that could discourage a potential competing acquirer of Omega from making a favorable proposal and, in specified circumstances, could require Omega to pay a termination fee of  $65 million to Aviv.
The merger agreement contains provisions that restrict our ability to approve or effect other merger transactions. We will be required to pay to Aviv a termination fee of  $65 million in certain circumstances, including if Aviv terminates the merger agreement because the Omega board of directors changes its recommendation to stockholders with respect to the merger prior to the approval of the issuance of our shares of common stock in connection with the merger by our stockholders. These provisions could discourage a potential party that might have an interest in us from pursuing a transaction while the merger with Aviv is pending, even if such transaction would be in the best interests of our stockholders.

If the merger agreement is terminated and after the termination we determine to seek another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions contemplated by the merger agreement.
We expect to incur substantial expenses related to the merger.
We will incur substantial expenses in connection with consummating the merger and integrating Aviv’s business, operations, networks, systems, technologies, policies and procedures with ours. While we expect to incur a certain level of transaction and integration expenses, factors beyond our control could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.
Our results will suffer if we do not effectively manage our expanded portfolio and operations following the merger.
The merger is expected to result in certain benefits to us, including, among others, providing us with the potential to significantly grow our healthcare real estate portfolio with stable and diversified assets and expand our relationships with tenants and operators to produce future acquisition and development opportunities. There can be no assurance, however, regarding when or the extent to which we will be able to realize these benefits, which may be difficult, unpredictable and subject to delays. The merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Omega and Aviv. It is possible that the integration process could result in the distraction of our management, the disruption of our ongoing business or inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with operators, vendors and employees or to fully achieve the anticipated benefits of the merger. There may also be potential unknown or unforeseen liabilities, increased expenses, delays or regulatory conditions associated with integrating Aviv’s portfolio into our existing portfolio.
Following the merger, we will have an expanded portfolio and operations and likely will continue to expand our operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. Our future success will depend, in part, upon our ability to manage our expansion opportunities, integrate new operations into our existing business in an efficient and timely manner, successfully monitor our operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. There can be no assurance that our expansion or acquisition opportunities will be successful, or that we will realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and the operating results and financial condition following the Aviv merger effective time may differ and such differences may be material.
The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Aviv merger been completed on the dates indicated. Further, our actual results and financial position following the completion of the Aviv merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this prospectus supplement. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of our assets and liabilities as of the Aviv merger effective time. In addition, subsequent to the merger closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information included in this prospectus.

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.
Stockholders of Aviv have filed lawsuits challenging the merger, which may name Omega as a defendant. As of January 30, 2015, four lawsuits have been filed by purported stockholders of Aviv. All of these lawsuits name Aviv, the Aviv board of directors, the Aviv Partnership, Omega, the Merger Sub and the Omega Partnership as defendants. All of the named plaintiffs claim to be Aviv stockholders and purport to represent all holders of Aviv common stock. Each complaint generally alleges that the Aviv board of directors breached fiduciary duties owed to the plaintiffs and the other public stockholders of Aviv, and that we, the Merger Sub and/or the Omega Partnership aided and abetted those breaches. Several of these complaints assert both direct and derivative claims. Among other remedies, the complaints seek injunctive relief prohibiting the defendants from completing the proposed merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees. The four lawsuits have been consolidated into a single action that is pending in the Circuit Court for Baltimore City, State of Maryland.
We cannot assure you as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the completion of the merger in the expected timeframe, or may prevent it from being completed altogether. Whether or not any plaintiff’s claim is successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of Aviv’s business.
We may incur adverse tax consequences if Aviv has failed or fails to qualify as a REIT for United States federal income tax purposes.
Each of Omega and Aviv has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code. We intend to operate in a manner that we believe allows us to qualify as a REIT after the merger. Neither Omega nor Aviv has requested or plans to request a ruling from the Internal Revenue Service, which we refer to as the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (which we will do after the merger). The determination of various factual matters and circumstances not entirely within the control of Omega or Aviv may affect our ability to qualify as a REIT. In order to qualify as a REIT, each of Omega and Aviv must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any capital gains.
If Aviv has failed or fails to qualify as a REIT for United States federal income tax purposes and the merger is completed, we may inherit significant tax liabilities and could lose our REIT status. Even if we retain our REIT status, if Aviv loses its REIT status for a taxable year before the merger or that includes the merger, we will face serious tax consequences that could substantially reduce our cash available for distribution to our stockholders because:
•
as the successor by merger to Aviv, we would generally inherit any corporate income tax liabilities of Aviv, including penalties and interest;

•
we would be subject to tax on the built-in gain on each asset of Aviv existing at the time of the merger if we were to dispose of an Aviv asset during a specified period (generally ten years) following the merger; and

•
we could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Aviv for taxable periods that it did not qualify as a REIT.

As a result of these factors, Aviv’s failure before the merger to qualify as a REIT could impair our ability after the merger to expand our business and raise capital, and could materially adversely affect the value of our common stock.
Finally, Aviv has availed itself of the self-determination provisions and the deficiency dividend procedures under the REIT sections of the Code and supporting Treasury Regulations and IRS pronouncements to remedy certain potential technical violations of the REIT requirements. If there is an adjustment to Aviv’s REIT taxable income or dividends paid deductions as a result of Aviv taking such action, or other determinations by the IRS, we could be required to further implement the deficiency dividend procedures in order to maintain Aviv’s REIT status or take other steps to remedy any past non-compliance by Aviv. Any such further implementation of the deficiency dividend procedures could require us to make significant distributions to our stockholders and to pay significant penalties and interest to the IRS, which could impair our ability after the merger to expand our business and raise capital, reduce our cash available for distribution to our stockholders and materially adversely affect the value of our common stock.
The market price and trading volume of our common stock may be volatile.
The market price of our common stock may be highly volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The stock market has, in recent years, experienced extreme price and volume fluctuations that have affected the market price of shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. If the market price of our common stock declines significantly, you may be unable to resell your shares at a gain. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include but are not limited to:
•
our operating performance and the performance of other similar companies;

•
actual or anticipated changes in our business, operations and prospects;

•
financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other healthcare or real estate-based companies, or the healthcare industry in general;

•
increases in market interest rates that lead investors in our common stock to demand a higher yield;

•
changes in our credit rating;

•
adverse market reaction to indebtedness we may incur in the future;

•
the future issuance of our equity securities;

•
actions by institutional stockholders;

•
speculation in the press or investment community;

•
our failure to qualify for and maintain our status as a REIT;

•
adverse judgments or settlements obligating us to pay damages;

•
industry, domestic and international market and economic conditions; and

•
legislative or other regulatory developments, including regulations proposed or issued by the Centers for Medicare and Medicaid Services.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.
In the future, we may raise capital through the issuance of debt or equity securities. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will be entitled to our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Preferred stock could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute the value of their investment in our common stock.
There are no assurances of our ability to pay dividends in the future.
Our ability to pay dividends may be adversely affected if any of the risks described herein were to occur. Our payment of dividends is subject to compliance with restrictions contained in our credit agreements and the indentures governing our senior notes. All dividends will be paid at the discretion of our Board of Directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, our dividends in the past have included, and may in the future include, a return of capital.

USE OF PROCEEDS
Our net proceeds from the sale of the shares of common stock, after deducting underwriting discounts and commissions and other expenses of this offering payable by us, are estimated to be approximately $382.0 million, assuming no exercise of the underwriters’ option to purchase additional shares, and $439.5 million assuming full exercise of the underwriters’ option to purchase additional shares.
Of the approximately $382.0 million estimated net proceeds of this offering, we intend to use approximately $210 million to redeem our outstanding $200 million aggregate principal amount 7.50% senior notes due 2020, which we refer to as the 2020 notes, including the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith, approximately $85 million to repay outstanding borrowings under our revolving credit facility, and the remainder for general corporate purposes. Outstanding borrowings under our revolving credit facility accrue interest at the London Interbank Offered Rate, or LIBOR, plus the applicable margin, which depends on our credit ratings. Based on our debt ratings at January 31, 2015, the applicable margin on the revolving credit facility was 1.3%, and the facility fee on the revolving credit facility was 0.25%.
Pending the application of such proceeds, we intend to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.
Affiliates of certain of the underwriters are holders of our 2020 notes and may, as a result, receive a portion of the proceeds of this offering upon the redemption of their notes.

Capitalization
The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2014 (i) on an actual basis, (ii) on an as adjusted basis to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds” (without giving effect to the underwriters’ option to purchase up to 1,425,000 additional shares), (iii) on a pro forma basis to give effect to the Aviv merger without giving effect to this offering and (iv) on a pro forma as adjusted basis to give effect to the Aviv merger, this offering and the use of proceeds therefrom as described under “Use of Proceeds” (without giving effect to the underwriters’ option to purchase up to 1,425,000 additional shares). The table below is derived from, and should be read in conjunction with, our consolidated financial statements incorporated by reference herein and our unaudited pro forma condensed consolidated financial information included herein.
	As of September 30, 2014
	Omega		Omega-Aviv Combined
	Actual	As Adjusted	Pro forma for Aviv	Pro forma As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$452	$170,492	$13,986	$13,986
Debt:
Revolving line of credit(1)	$3,000	$—	1,076,046	$903,006
Term loan	200,000	200,000	200,000	200,000
7.50% senior notes due 2020	200,000	—	200,000	—
6.75% senior notes due 2022	575,000	575,000	575,000	575,000
5.875% senior notes due 2024	400,000	400,000	400,000	400,000
4.95% senior notes due 2024	400,000	400,000	400,000	400,000
4.50% senior notes due 2025	250,000	250,000	250,000	250,000
Premium on unsecured borrowings(2)	7,110	7,110	7,110	7,110
Discount on unsecured borrowings(3)	(10,915)	(9,064)	(10,915)	(9,064)
HUD guaranteed debt(4)	256,403	256,403	256,403	256,403
Other secured debt	—	—	180,000	180,000
Subordinated debt(5)	20,782	20,782	20,782	20,782
Total debt	$2,301,380	$2,100,231	$3,554,426	$3,183,237
Equity:
Common stock $.10 par value authorized−200,000 shares authorized, 127,408 shares issued and outstanding as of September 30, 2014, actual; as adjusted, 200,000 shares authorized, 136,908 shares issued and outstanding; pro forma, 350,000 shares authorized, 185,178 shares issued and outstanding; pro forma as adjusted, 350,000 shares authorized, 192,678 shares issued and outstanding	$12,741	$13,691	$17,290	$18,240
Additional paid-in-capital	2,131,033	2,512,123	3,903,986	4,285,076
Cumulative net earnings	1,091,008	1,077,468	1,034,708	1,021,168
Cumulative dividends paid	(1,828,405)	(1,828,405)	(1,828,405)	(1,828,405)
Total stockholders’ equity	$1,406,377	$1,774,877	$3,127,579	$3,496,079
Noncontrolling interest−operating partnership	—	—	$401,444	$401,444
Total equity	$1,406,377	$1,774,877	$3,529,023	$3,897,523
Total capitalization	$3,707,757	$3,875,108	$7,083,449	$7,080,760

(1)
Approximately $85 million outstanding at December 31, 2014. Pro forma amounts reflect anticipated borrowings in connection with refinancing of Aviv debt and payment of transaction expenses.

(2)
Reflects the issuance of a portion of the 6.75% senior notes due 2022 at a premium to par.

(3)
Reflects the issuance of the 7.50% senior notes due 2020, the 4.95% senior notes due 2024, a portion of the 6.75% senior notes due 2022 and the 4.5% senior notes due 2025 at a discount to par.

(4)
Includes $14.0 million of non-cash fair value adjustments as of September 30, 2014 to mark assumed debt to market on the date of the assumption.

(5)
Includes $0.8 million of non-cash fair value adjustments as of September 30, 2014 to mark assumed debt to market on the date of the assumption.

You should read the above table in conjunction with the sections entitled “Summary Consolidated Financial Information” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included herein and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

price range of common stock and dividends
The shares of Omega common stock are listed on the NYSE under the symbol “OHI.” This table sets forth, for the periods indicated, the high and low closing per share sales prices of Omega common stock, as reported on the NYSE composite transaction reports, and distributions declared per share of Omega common stock.
	Price Per Omega Common Share		Dividends Declared Per Omega Common Share
	High	Low
Year ended December 31, 2011
First Quarter	$23.97	$21.64	$0.37
Second Quarter	$24.27	$19.24	$0.38
Third Quarter	$22.00	$14.42	$0.40
Fourth Quarter	$19.72	$14.60	$0.40
Year ended December 31, 2012
First Quarter	$22.05	$19.19	$0.41
Second Quarter	$22.64	$20.19	$0.42
Third Quarter	$24.75	$22.67	$0.42
Fourth Quarter	$24.24	$21.50	$0.44
Year ended December 31, 2013
First Quarter	$30.36	$24.30	$0.45
Second Quarter	$37.61	$29.11	$0.46
Third Quarter	$34.15	$27.51	$0.47
Fourth Quarter	$33.89	$29.79	$0.48
Year ended December 31, 2014
First Quarter	$33.65	$29.56	$0.49
Second Quarter	$38.10	$33.35	$0.50
Third Quarter	$38.68	$34.00	$0.51
Fourth Quarter	$40.29	$34.26	$0.52
Year ending December 31, 2015
First Quarter (through February 3, 2015)	$45.16	$40.43	$0.53
On February 3, 2015, the closing price for our common stock, as reported on the NYSE, was $43.64 per share.
It has been our policy to declare dividends to the holders of shares of our common stock so as to comply with applicable provisions of the Code governing REITs. Our payment of dividends is subject to compliance with restrictions contained in our credit agreements, the indentures governing our senior notes and any preferred stock that our Board of Directors may from time to time designate and authorize for issuance. All dividends will be paid at the discretion of our Board of Directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time. In addition, our dividends in the past have included, and may in the future include, a return of capital.

Unaudited Pro Forma Condensed Consolidated Financial Information
On October 30, 2014, Omega, Merger Sub, the Omega Partnership, Aviv and the Aviv Partnership entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Aviv will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.
The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, reflects Omega’s financial position as if the merger, this offering (without giving effect to the underwriters’ option to purchase up to 1,425,000 additional shares) and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information were completed as of September 30, 2014. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013, and for the nine months ended September 30, 2014, reflect the results of Omega’s operations as if the merger, this offering (without giving effect to the underwriters’ option to purchase up to 1,425,000 additional shares) and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information unaudited pro forma condensed consolidated financial information were completed as of January 1, 2013. These unaudited pro forma condensed consolidated financial information should be read in connection with (i) Omega’s and Aviv’s condensed consolidated unaudited financial statements, and related notes thereto, as of and for the three and nine months ended September 30, 2014, (ii) Omega’s and Aviv’s audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2013, and (iii) Aviv’s unaudited pro forma condensed consolidated financial information for the year ended December 31, 2013 and the nine months ended September 30, 2014 included in Omega’s Current Report on Form 8-K as filed with the SEC on February 3, 2015, each of which is incorporated by reference into this prospectus supplement.
This unaudited pro forma condensed consolidated financial information is provided for informational purposes only. Omega’s financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the merger, this offering and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information have been included.
The purchase accounting for the merger described in the notes and reflected in this unaudited pro forma condensed consolidated financial information is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.
This unaudited pro forma condensed consolidated financial information is not necessarily indicative of Omega’s expected financial position, or Omega’s results of operations, for any future period. Differences could result from numerous factors, including future changes in Omega’s portfolio of investments, changes in interest rates, changes in Omega’s capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on Omega’s existing leases or leases Omega may enter into, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial information and such differences could be significant.

OMEGA HEALTHCARE INVESTORS, INC.

Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)
	As of September 30, 2014
	Omega Historical	Omega Pro Forma Adjustments	Acquisition of Aviv	Notes	Pro Forma Combined	Omega Offering Adjustments	Notes	Pro Forma Combined As Adjusted for this Offering
	A	B	C			O
ASSETS
Real estate properties
Land and buildings	$3,143,356	$—	$2,872,647	D	$6,016,003	$—		$6,016,003
Less accumulated depreciation	(794,105)	—	—		(794,105)	—		(794,105)
Real estate properties–net	2,349,251	—	2,872,647	D	5,221,898	—		5,221,898
Investment in direct financing leases	536,687	—	13,480	E	550,167	—		550,167
Mortgage notes receivables–net	647,590	—	27,684	E	675,274	—		675,274
	3,533,528	—	2,913,811		6,447,339	—		6,447,339
Other investments–net	51,852	—	15,588	E	67,440	—		67,440
	3,585,380	—	2,929,399		6,514,779	—		6,514,779
Assets held for sale–net	6,670	—	—		6,670	—		6,670
Total investments	3,592,050	—	2,929,399		6,521,449	—		6,521,449
Cash and cash equivalents	452	—	13,534	F	13,986	—		13,986
Restricted cash	31,821	—	—		31,821	—		31,821
Accounts receivable–net	162,628	—	2,011	F	164,639	—		164,639
Other assets	70,551	3,984	24,288	F	98,823	(2,689)	P	96,134
Goodwill	—	—	499,173	G	499,173	—		499,173
Total assets	$3,857,502	$3,984	$3,468,405		$7,329,891	$(2,689)		$7,327,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit facility	$3,000	$—	$1,073,046	H	$1,076,046	$(173,040)	Q	$903,006
Term loan	200,000	—	—		200,000	—		200,000
Secured borrowings	256,403	—	180,000	I	436,403	—		436,403
Unsecured borrowings–net	1,841,977	—	—		1,841,977	(198,149)	R	1,643,828
Accounts payable and other liabilities	149,745	3,984	92,713	J	246,442	—		246,442
Total liabilities	2,451,125	3,984	1,345,759		3,800,868	(371,189)		3,429,679
Equity
Stockholders’ equity
Common stock	12,741	—	4,549	K	17,290	950	S	18,240
Common stock–additional paid-in capital	2,131,033	—	1,772,953	L	3,903,986	381,090	S	4,285,076
Cumulative net earnings	1,091,008	—	(56,300)	M	1,034,708	(13,540)	T	1,021,168
Cumulative dividends paid	(1,828,405)	—	—		(1,828,405)	—		(1,828,405)
Total stockholders’ equity	1,406,377	—	1,721,202		3,127,579	368,500		3,496,079
Noncontrolling interest–operating partnership	—	—	401,444	N	401,444	—		401,444
Total equity	1,406,377	—	2,122,646		3,529,023	368,500		3,897,523
Total liabilities and equity	$3,857,502	$3,984	$3,468,405		$7,329,891	$(2,689)		$7,327,202

OMEGA HEALTHCARE INVESTORS, INC.

Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)
	Nine Months Ended September 30, 2014
	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Pro Forma Combined	Omega Offering Adjustments	Notes	Pro Forma Combined As Adjusted for this Offering
	AA	BB	CC				KK
Revenue:
Rental income	$289,696	$—	$127,941	$28,329	DD	$445,966	$—		$445,966
Income from direct financing leases	42,441	—	1,103	—		43,544	—		43,544
Mortgage interest income	36,132	—	2,160	—		38,292	—		38,292
Other investment income–net	5,197	—	1,232	—		6,429	—		6,429
Total operating revenue	373,466	—	132,436	28,329		534,231	—		534,231
Expenses:
Depreciation and amortization	92,856	—	31,470	31,574	EE	155,900	—		155,900
General and administrative	18,781	—	16,960	—		35,741	—		35,741
Acquisition costs	399	—	3,813	—		4,212	—		4,212
Impairment on real estate properties	3,660	—	2,341	—		6,001	—		6,001
Provisions for uncollectable mortgages, notes and accounts receivable	2,730	—	3,509	—		6,239	—		6,239
Total operating expenses	118,426	—	58,093	31,574		208,093	—		208,093
Income before other income and expense	255,040	—	74,343	(3,245)		326,138	—		326,138
Other income (expense):
Interest income	36	—	—	—		36	—		36
Interest expense	(87,401)	—	(36,489)	17,005	FF	(106,885)	13,779	LL	(93,106)
Interest–amortization of deferred financing costs	(3,111)	(747)	(2,944)	2,944	GG	(3,858)	375	LL	(3,483)
Interest–refinancing gain (costs)	(3,068)	—	(501)	501	HH	(3,068)	—		(3,068)
Total other expense	(93,544)	(747)	(39,934)	20,450		(113,775)	14,154		(99,621)
Income before gain (loss) on assets sold	161,496	(747)	34,409	17,205		212,363	14,154		226,517
Gain/(loss) on assets sold–net	2,863	—	(2,458)	—		405	—		405
Net income	164,359	(747)	31,951	17,205		212,768	14,154		226,922
Net income allocable to noncontrolling interest–operating partnerships	—	—	(6,662)	(5,168)	II	(11,830)	—		(11,830)
Net income allocable to stockholders	$164,359	$(747)	$25,289	$12,037		$200,938	$14,154		$215,092
Per Share–Basic:
Weighted average shares–basic	126,132		43,577	1,918	JJ	171,627	9,500	MM	181,127
Net income allocable to stockholders	$1.30		$0.58			$1.17			$1.19
Per Share–Diluted:
Weighted average shares–diluted	126,895		57,128	(1,358)	JJ	182,665	9,500	MM	192,165
Net income allocable to stockholders	$1.30		$0.56			$1.16			$1.18

OMEGA HEALTHCARE INVESTORS, INC.

Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)
	Year Ended December 31, 2013
	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Pro Forma Combined	Omega Offering Adjustments	Notes	Pro Forma Combined As Adjusted for this Offering
	AA	BB	CC				KK
Revenue:
Rental income	$375,135	$—	$136,513	$36,077	DD	$547,725	$—		$547,725
Income direct financing leases	5,203	—	1,456	—		6,659	—		6,659
Mortgage interest income	29,351	—	2,944	—		32,295	—		32,295
Other investment income–net	9,025	—	154	—		9,179	—		9,179
Total operating revenue	418,714	—	141,067	36,077		595,858	—		595,858
Expenses:
Depreciation and amortization	128,646	—	33,226	41,797	EE	203,669	—		203,669
General and administrative	21,588	—	26,886	—		48,474	—		48,474
Acquisition costs	245	—	3,114	—		3,359	—		3,359
Impairment on real estate properties	415	—	500	—		915	—		915
Provisions for uncollectable mortgages, notes and accounts receivable	2,141	—	68	—		2,209	—		2,209
Total operating expenses	153,035	—	63,794	41,797		258,626	—		258,626
Income before other income and expense	265,679	—	77,273	(5,720)		337,232	—		337,232
Other income (expense):
Interest income	41	—	—	—		41	—		41
Interest expense	(100,381)	—	(40,785)	14,806	FF	(126,360)	18,372	LL	(107,988)
Interest–amortization of deferred financing costs	(2,779)	(996)	(3,459)	3,459	GG	(3,775)	500	LL	(3,275)
Interest–refinancing gain (costs)	11,112	—	(10,974)	10,974	HH	11,112	—		11,112
Total other expense	(92,007)	(996)	(55,218)	29,239		(118,982)	18,872		(100,110)
Income before gain (loss) on assets sold	173,672	(996)	22,055	23,519		218,250	18,872		237,122
Gain/(loss) on assets sold–net	(1,151)	—	1,016	—		(135)	—		(135)
Net income	172,521	(996)	23,071	23,519		218,115	18,872		236,987
Net income allocable to noncontrolling interest–operating partnerships	—	—	(6,010)	(6,117)	II	(12,127)	—		(12,127)
Net income allocable to stockholders	$172,521	$(996)	$17,061	$17,402		$205,988	$18,872		$224,860
Per Share–Basic:
Weighted average shares–basic	117,257		33,701	11,794	JJ	162,752	9,500	MM	172,252
Net income allocable to stockholders	$1.47		$0.51			$1.27			$1.31
Per Share–Diluted:
Weighted average shares–diluted	118,100		44,324	11,446	JJ	173,870	9,500	MM	183,370
Net income allocable to stockholders	$1.46		$0.49			$1.25			$1.29

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
Note 1.   Basis of Pro Forma Presentation
Omega has one reportable segment consisting of investments in healthcare-related real estate properties. Omega’s core business is to provide financing and capital to the long-term healthcare industry with a particular focus on SNFs located in the United States. Omega’s core portfolio consists of long-term leases and mortgage agreements. All of Omega’s leases are “triple-net” leases, which require the tenants to pay all property-related expenses. Omega’s mortgage revenue is derived from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.
On October 30, 2014, Omega, Merger Sub, the Omega Partnership, Aviv and the Aviv Partnership entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Aviv will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.
The merger, including transaction and funding related costs, is currently expected to be funded through:
•
the assumption, by Omega, of indebtedness with a fair value of approximately $1.2 billion (as of September 30, 2014) of which Omega anticipates repaying $1.0 billion;

•
the issuance, by Omega, of approximately 45.5 million shares of Omega’s common stock, par value $0.10 per share; and

•
the issuance, by Omega, of approximately 10.3 million partnership units which are redeemable for cash or Omega common stock.

On December 17, 2014, Aviv, through an indirect wholly-owned subsidiary of Aviv’s operating partnership, acquired 28 properties located in five states. These properties were acquired for $305.0 million, excluding related acquisition expenses of   $1.3 million. Aviv funded the acquisition of these properties with a combination of availability under its line of credit of   $125.0 million and the issuance of   $180.0 million of secured debt on the properties.
Omega is offering 9.5 million shares of common stock in an underwritten public offering (the “Offering”). The proceeds of the Offering will be used to redeem its $200 million 7.5% senior notes due 2020 and to repay outstanding revolving credit facility borrowings. The following unaudited pro forma consolidated financial information assumes the issuance of 9.5 million shares of common stock at a price of $42.00 per share.
Note 2.   Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet
A.
Represents the historical condensed consolidated balance sheet of Omega as of September 30, 2014, as contained in the unaudited historical condensed consolidated financial statements and notes thereto filed on Form 10-Q and incorporated by reference herein.

B.
Represents the estimated deferred financing costs expected to be incurred related to increasing Omega’s credit facility by $550 million. Omega is increasing the credit facility to ensure it has the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

C.
Represents adjustments related to Omega’s acquisition of Aviv, which is expected to close in early 2015. The preliminary estimated fair value of assets to be acquired and consideration to be given is as follows (dollars in thousands):

Preliminary estimated fair value of real estate properties acquired	$2,872,647
Preliminary estimated fair value of direct financing leases acquired	13,480
Preliminary estimated fair value of mortgage notes acquired	27,684
Preliminary estimated fair value of other investments acquired	15,588
Total preliminary estimated fair value of investments acquired	2,929,399
Preliminary estimated fair value of other assets acquired, including goodwill	539,006
Total preliminary estimated fair value of total assets acquired	$3,468,405

Estimated equity to be issued(1)	$1,777,502
Estimated partnership units to be issued(1)	401,444
Estimated repayment of debt (see note H)	1,016,746
Assumption of debt (see note I)	180,000
Assumption of other liabilities	92,713
Total consideration to be given	$3,468,405

(1)
Omega anticipates issuing approximately 45.5 million shares of common stock in the merger, and approximately 10.3 million Omega partnership units in exchange for 11.4 million Aviv partnership units. The Omega partnership units will initially be exchangeable for 10.3 million shares of Omega common stock. The estimated issuance price per share is based on the closing price of Omega’s common stock on the New York Stock Exchange on December 31, 2014. The purchase price will be adjusted based on the share price of Omega’s common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated value of the assets acquired, including goodwill, is subject to change. If the price per share of Omega’s common stock were to increase by 1% or decrease by 1%, the value of the shares and partnership units issued would increase or decrease by approximately $22 million, respectively.

D.
Represents Omega’s preliminary purchase price allocation based on estimated fair value of real estate assets acquired and leases assumed as follows (dollars in thousands):

Land	$281,788
Building and improvements	2,590,859
Real estate properties–net	$2,872,647
In-place lease intangibles	$154(a)
Customer relationships	236(a)
Above market lease intangible	15,072(a)
$15,462
Below market lease liability	$21,074(b)

(a)
Included in Other assets.

(b)
Included in Accounts payable and other liabilities.

E.
Represents Omega’s preliminary purchase price allocations based on estimated fair value to direct financing leases, mortgage notes and other investments acquired as follows (dollars in thousands):

Direct financing leases acquired	$13,480
Mortgages notes acquired	$27,684
Other investments acquired	$15,588
F.
Represents the preliminary estimated fair value of other assets anticipated to be acquired, including the other assets acquired identified in footnote D (a), accounts receivable, prepaid expenses, cash and deposits.

G.
Represents the estimated goodwill resulting from the merger. As noted in footnote C (1), the purchase price will be adjusted based on the share price of Omega’s common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated fair value of the assets acquired, including goodwill, is subject to change.

H.
Represents amounts that Omega anticipates borrowing under its revolving credit facility to (i) fund estimated transaction costs of approximately $56.3 million and (ii) repay (or, as the case may be, to escrow for the redemption of) debt that Omega expects to assume at closing, including borrowings under Aviv’s credit facility, secured borrowing agreement and notes payable with an estimated fair value of approximately $1.02 billion.

I.
Represents the debt that Omega expects to assume, excluding the debt Omega expects to repay (or for the redemption of which Omega expects to escrow funds) at closing. The estimated fair value of the debt is $180.0 million, which approximates the stated loan amount.

J.
Represents the estimated fair value of accounts payable and other liabilities assumed as part of the merger.

K.
Represents the estimated par value of Omega’s common stock to be issued (45.5 million at $0.10 per share).

L.
Represents the estimated value of the additional paid in capital of shares to be issued (45.5 million at $38.97 per share). The share price was based on the closing price of Omega’s shares on the New York Stock Exchange as of December 31, 2014.

M.
Represents the estimated transaction costs.

N.
Represents the estimated value of approximately 10.3 million Omega partnership units issued in exchange for 11.4 million Aviv partnership units. The share price was based on the closing price of Omega’s shares on the New York Stock Exchange as of December 31, 2014.

O.
Represents the estimated impact of the Offering and the use of proceeds therefrom.

P.
Represents the write-off of approximately $2.7 million in deferred financing costs associated with Omega’s $200 million 7.5% senior notes due 2020 that are being redeemed early through the use of proceeds from the Offering.

Q.
Represents the use of proceeds from the Offering to pay down the revolving credit facility.

R.
Represents the redemption of Omega’s $200 million 7.5% senior notes due 2020 net of the write-off of approximately $1.9 million in original issue discount associated with the senior notes.

S.
Represents the estimated proceeds from the issuance of 9.5 million shares at an offering price of $42.00 per share, net of estimated issuance costs of  $17.0 million.

T.
Represents the estimated cost of redeeming the $200 million 7.5% senior notes due 2020, including a prepayment penalty and other costs of approximately $9.0 million and $4.5 million write-off of deferred financing costs and debt discount associated with the $200 million 7.5% senior notes due 2020.

Note 3   Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations
AA.
Represents the historical consolidated statements of operations of Omega for the nine months ended September 30, 2014 (unaudited) and for the year ended December 31, 2013 as contained in the historical consolidated financial statements included in previous filings with the Securities and Exchange Commission and incorporated by reference herein.

BB.
Represents the estimated amortization of additional deferred financing costs related to increasing Omega’s credit facility. Omega is increasing the credit facility to ensure it has the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

CC.
Represents the historical consolidated statements of operations of Aviv for the nine months ended September 30, 2014 (unaudited) and for the year ended December 31, 2013 as contained in the historical consolidated financial statements included in previous filings with the Securities and Exchange Commission and incorporated by reference herein.

DD.
Represents (i) an adjustment to reflect the straight-line impact on Aviv’s existing leases as if the merger occurred on January 1, 2013, (ii) an adjustment to reflect the straight-line rental impact of Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2013 and (iii) the amortization of above and below market leases assumed. The following table highlights the components of the revenue adjustments for the periods presented (dollars in thousands):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to reflect the impact of Aviv’s existing leases	$6,097	$5,752
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	29,391	22,043
Adjustment to reflect (above)/below market leases assumed–net	589	534
	$36,077	$28,329

EE.
Represents (i) an adjustment to reflect depreciation and amortization expense on Aviv’s existing facilities assuming the merger occurred on January 1, 2013 based on the fair value of the assets acquired, and (ii) an adjustment to reflect depreciation and amortization expense on Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2013. The following table highlights the components of the adjustments for the periods presented (dollars in thousands):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to reflect the impact of Aviv’s existing facilities	$31,587	$23,916
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	10,210	7,658
	$41,797	$31,574

FF.
Represents the estimated interest expense that Omega would have incurred assuming the merger occurred on January 1, 2013. Omega plans to repay all Aviv debt, other than the $180 million of secured debt issued by Aviv as part of the 28 facility acquisition, through borrowings of  $1.02 billion on its credit facility. The interest expense adjustment replaces Aviv’s historical interest with the estimated interest expense that would have been recorded if the borrowings outstanding consisted of   (i) $1.02 billion of borrowings under Omega’s credit facility, (ii) $56.3 million of borrowings to fund the transaction related expenses and (iii) $180 million of secured borrowings.

GG.
Represents the elimination of Aviv’s historical interest—amortization of deferred financing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility; therefore, amortization of deferred financing costs related to Aviv’s debt would not have existed.

HH.
Represents the elimination of Aviv’s historical interest—refinancing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility borrowings; therefore, no interest refinancing costs would have existed.

II.
Represents the additional portion of net income allocable to the noncontrolling interest—operating partnership that results from the merger and the impact of the above noted adjustments.

JJ.
Represents the impact to the weighted average shares outstanding assuming the merger occurred on January 1, 2013. Omega expects to issue approximately 45.5 million common shares in exchange for Aviv’s common stock and net common stock equivalents outstanding as of September 30, 2014. It also expects to issue approximately 10.3 million partnership units in exchange for 11.4 million Aviv’s partnership units outstanding as of September 30, 2014.

KK.
Represents the estimated impact of the Offering and the use of proceeds therefrom.

LL.
Represents the estimated reduction in interest expense as a result of the redemption of Omega’s $200 million 7.5% senior notes due 2020 and the paydown of amounts outstanding under the revolving credit facility.

MM.
Represents the issuance of 9.5 million shares.

Unaudited Per Share Information
The following table sets forth, for the nine months ended September 30, 2014 and for the fiscal year ended December 31, 2013, unaudited selected per share information for shares of Omega common stock on a historical and pro forma combined basis of after giving effect to the merger. Omega will account for the merger as a business combination with Omega treated as the acquirer of Aviv for accounting purposes. The data is derived from and should be read in conjunction with the Omega and Aviv audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of Omega and Aviv and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are incorporated by reference and included elsewhere in this prospectus supplement. The pro forma combined information is based on Aviv’s unaudited pro forma consolidated statement of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 included in Aviv’s Current Report on Form 8-K, as filed with the SEC on December 23, 2014 and incorporated by reference into this prospectus supplement.
The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this prospectus supplement.

The pro forma income from continuing operations per share includes the combined income from continuing operations of Omega and Aviv on a pro forma basis as if the transactions were completed on January 1, 2013.
	Omega Historical	Omega and Aviv Pro Forma Combined
For the nine months ended September 30, 2014
Income available to common stockholders
Basic	$1.30		$1.17
Diluted	$1.30		$1.16
Dividends per share	$1.50		$1.38
Book value per share	$11.08		$19.32
For the year ended December 31, 2013
Income available to common stockholders
Basic	$1.47		$1.27
Diluted	$1.46		$1.25
Dividends per share	$1.86		$1.70
Book value per share	$11.01	$	N/A

U.S. Federal Income Tax Considerations
The following discussion replaces the discussion that starts with the heading “U.S. Federal Income Tax Considerations—Taxation of Omega—Reasonable Savings Clause” and ends with the heading “U.S. Federal Income Tax Considerations—State and Local Taxes” beginning on pages 23 through 27 of the accompanying prospectus.
Reasonable Cause Savings Clause. We may avoid disqualification in the event of a failure to meet certain requirements for REIT qualification if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of  $50,000 for each such failure. This reasonable cause safe harbor is not available for failures to meet the 95% and 75% gross income tests or the assets tests.
Failure to Qualify
If we fail to qualify as a REIT in any taxable year, and the reasonable cause relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as dividend income, to the extent of our current and accumulated earnings and profits. However, in such a case, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to dividends that we make, and in the case of an individual, trust, or an estate, dividends are treated the same as capital gain income, which currently is subject to a maximum income tax rate that is lower than regular income tax rates. In addition, in the case of an individual, trust or an estate, to the extent such taxpayer’s unearned income (including dividends) exceeds certain threshold amounts, the Medicare Tax on unearned income also will apply to dividend income. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments to pay the resulting taxes.
Other Tax Matters
Qualified REIT Subsidiaries. We own and operate a number of properties through subsidiaries, known as qualified REIT subsidiaries, or QRSs. Code Section 856(i) provides that a corporation that is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described beginning on page 18 of the accompanying prospectus under the heading “Taxation of Omega— Requirements for Qualification,” the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.
Tax Aspects of Investments in the Omega Partnership. After the pending merger and partnership combination, each of Omega’s QRSs will be converted to a limited liability company that will be classified as a disregarded entity or a partnership for federal income tax purposes, which entities will be transferred along with all of Omega’s other assets and Omega will hold substantially all of its real estate assets through the Omega Partnership, an “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for United States federal income tax purposes is a “pass-through” entity that is not subject to United States federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, Omega would include in its income its proportionate share of these income items for purposes of the various REIT income tests and in the computation of Omega’s REIT taxable income. Moreover, for purposes of the REIT asset tests, Omega would include its proportionate share of the assets held by the Omega Partnership. Consequently, to the extent that Omega holds an equity interest in a partnership, the partnership’s assets and operations may affect Omega’s ability to qualify as a REIT.

Omega’s investment in the Omega Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat the Omega Partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for United States federal income tax purposes, the Omega Partnership would be subject to an entity-level tax on its income. In such a situation, the character of Omega’s assets and items of gross income would change and could preclude Omega from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Omega—Income Tests” and “Taxation of Omega—Asset Tests” on pages 18 and 21, respectively, in the accompanying prospectus, which in turn could prevent Omega from qualifying as a REIT unless Omega is eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Omega—Income Tests” and “Taxation of Omega—Asset Tests,” on pages 18 and 21, respectively, in the accompanying prospectus, and “Failure to Qualify” above for a discussion of the effect of a failure by Omega to meet these tests for a taxable year, and of the relief provisions. Furthermore, any change in the status of the Omega Partnership for United States federal income tax purposes could be treated as a taxable event, in which case Omega could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Under the Code and Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for United States federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for United States federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by Omega to the Omega Partnership. To the extent that the Omega Partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. As a result, partners, including Omega, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Omega to recognize taxable income in excess of cash flow from the partnership, which might adversely affect Omega’s ability to comply with the REIT distribution requirements discussed above.
Taxation of Taxable U.S. Holders That Are Not Tax-Exempt
Distribution. So long as Omega qualifies for taxation as a REIT, distributions on shares of Omega’s stock made to U.S. holders out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. holders. Additionally, Omega’s ordinary dividends will generally not qualify as qualified dividend income, which, for individuals, trusts and estates, is included in the computation of net capital gain, which can be taxed at rates that are lower than ordinary income rates. Any distribution declared by Omega in October, November or December of any year on a specified date in any such month shall be treated as both paid by Omega and received by Omega’s stockholders on December 31 of that year, provided that the distribution is actually paid by Omega no later than January 31 of the following year. Distributions made by Omega in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by Omega in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares will be treated as gain from the sale of Omega’s shares. See “Disposition of Stock of Omega” below.
Capital Gains Dividends. Distributions to U.S. holders that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Omega’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held Omega’s shares. However, a corporate U.S. holder, may be required to treat a portion of some capital gain dividends as ordinary income. If Omega elects to retain and pay income tax on any net long-term capital gain, each of Omega’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of Omega’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by Omega on such retained capital gains and increase the basis of its shares of Omega’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.
Disposition of Stock of Omega. Upon any taxable sale or other disposition of any shares of Omega’s stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. holder’s adjusted tax basis in these shares of Omega’s stock. This gain will be capital gain if the U.S. holder held these shares of Omega’s stock as a capital asset, which will be long-term capital gain or loss if the Omega stock has been held for more than one (1) year.
3.8% Tax on Net Investment Income. Certain U.S. holders of Omega’s stock who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on certain “net investment income,” including dividends on Omega’s stock and capital gains from the sale or other disposition of Omega’s stock.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to as UBTI. Distributions made by Omega to a U.S. holder that is a tax-exempt entity (such as an individual retirement account, which we refer to as an IRA, or a 401(k) plan) generally should not constitute UBTI, unless such tax-exempt U.S. holder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. holder.
However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Omega will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. Such tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund (including income from activities financed with “acquisition indebtedness”), to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not require a pension fund to recharacterize a portion of its dividends as UBTI unless the percentage computed is at least 5%.
A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the five or fewer test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. Omega believes that it will not be treated as a pension-held REIT. However, because the shares of Omega are publicly traded, no assurance can be given that Omega is not or will not become a pension-held REIT.

Information Reporting Requirements and Backup Withholding Tax
Omega will report to its U.S. holders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Generally, backup withholding will apply to such dividends if:
•
you fail to furnish a TIN in the prescribed manner;

•
the IRS notifies us that the TIN furnished by you is incorrect;

•
the IRS notifies us that you are subject to backup withholding because you failed to report properly the receipt of reportable interest or dividend payments; or

•
you fail to certify under penalties of perjury that you are not subject to backup withholding.

A U.S. holder who does not provide Omega with the holder’s correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, Omega may be required to withhold a portion of any capital gain distributions made to U.S. holders who fail to certify their non-foreign status to Omega. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. holders, and non-U.S. holders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.
Taxation of Non-U.S. Holders
The rules governing non-U.S. holders are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state, and local income tax laws on an investment in stock of Omega, including any reporting requirements.
Distributions Not Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”. Distributions made by Omega to non-U.S. holders that are not attributable to gain from the sale or exchange by Omega of United States real property interests, which we refer to as USRPI, and that are not designated by Omega as capital gain dividends will be treated as ordinary income dividends to non-U.S. holders to the extent made out of current or accumulated earnings and profits of Omega. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. Omega expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with Omega, certifying the non-U.S. holder’s entitlement to treaty benefits.
Distributions made by Omega in excess of its current and accumulated earnings and profits to a non-U.S. holder who holds 5% or less of the stock of Omega (after application of certain ownership rules) will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of Omega’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution (i.e., 30% or lower treaty rate). However, the non-U.S. holder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of Omega’s then current and accumulated earnings and profits by filing a U.S. federal income tax return.
Distributions Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”. So long as Omega’s stock continues to be regularly traded on an established securities market located in the United States, such as the NYSE, distributions to a non-U.S. holder holding 5% or less at all times during the one-year period ending on the date of the distribution will not be treated as attributable to gain from the sale or exchange of a USRPI. See “Distributions Not Attributable to Gain from the Sale or Exchange of a ‘United States Real Property Interest’ ” above.

Except as set forth in the preceding paragraph, distributions made by Omega to non-U.S. holders that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a non-U.S. holder under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA, provisions. Under FIRPTA, such distributions are taxed to a non-U.S. holder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption. Omega is required to withhold 35% of any distribution that is attributable to gain from the sale or exchange by Omega of any USRPI, whether or not designated by Omega as a capital gains dividend. Such amount is creditable against the non-U.S. holder’s FIRPTA tax liability.
Sale or Disposition of Stock of Omega. Generally, gain recognized by a non-U.S. holder upon the sale or exchange of stock of Omega will not be subject to United States taxation unless such stock constitutes a USRPI within the meaning of the FIRPTA. The stock of Omega will not constitute a USRPI so long as Omega is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by non-U.S. holders. Omega believes that it will be a “domestically controlled REIT,” and therefore that the sale of stock of Omega will generally not be subject to taxation under FIRPTA. However, because the stock of Omega is publicly traded, no assurance can be given that Omega is or will continue to be a “domestically controlled REIT.”
If Omega does not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a non-U.S. holder of stock of Omega would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the stock of Omega is regularly traded on an established securities market, such as the NYSE, located in the United States and (ii) the selling non-U.S. holder’s interest (after application of certain constructive ownership rules) in Omega is 5% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of the stock of Omega were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock of Omega (including Omega) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the stock of Omega to the extent they represent a return of capital or capital gain from the sale of the stock of Omega, rather than dividends, would be subject to a 10% withholding tax. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases:
•
if the non-U.S. holder’s investment in the stock of Omega is effectively connected with a United States trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain; or

•
if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will generally be subject to a 30% tax on his or her net U.S. source capital gain.

Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 through 1474 of the Code, which we refer to as FATCA, on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax on dividends, commencing July 1, 2014, and on gross proceeds from the sale of Omega’s stock, commencing January 1, 2017, in both cases with respect to Omega’s stock held by or through certain foreign financial institutions (including investment funds), unless such financial institution enters into a compliance agreement with the IRS, whereby it will agree to report, on an annual basis, certain information with respect to shares in the financial institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Likewise, dividends and gross proceeds from the sale of Omega’s stock held by a non-financial non-U.S. entity will be subject to 30% withholding (as of the same dates described above with respect to financial institutions) unless such non-financial non-U.S. entity (1) certifies to Omega either that (A) the non-financial non-U.S. entity does not have a “substantial United States owner” or (B) provides Omega with the name, address and U.S. TIN of each substantial U.S. owner and (2) Omega does not know or have reason to know that the certification or information provided regarding substantial U.S. owners is incorrect. If a non-financial non-U.S. entity provides Omega with the name, address, and TIN of a substantial United States owner, Omega will provide such information to the IRS. Omega will not pay any additional amounts to any stockholders in respect of any amounts withheld.
Possible Legislative or Other Actions Affecting Tax Consequences
Prospective holders of our securities should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.
State and Local Taxes
We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

UNDERWRITING
Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,995,000
J.P. Morgan Securities LLC	1,425,000
Morgan Stanley & Co. LLC	1,425,000
Stifel, Nicolaus & Company, Incorporated	1,425,000
Credit Agricole Securities (USA) Inc.	665,000
RBC Capital Markets, LLC	475,000
SunTrust Robinson Humphrey, Inc.	475,000
Capital One Securities, Inc.	380,000
Mitsubishi UFJ Securities (USA), Inc.	380,000
Wells Fargo Securities, LLC	380,000
BBVA Securities Inc.	190,000
BB&T Capital Markets, a division of BB&T Securities, LLC	190,000
Regions Securities LLC	95,000
Total	9,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of  $1.008 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$42.00	$399,000,000	$458,850,000
Underwriting discount	$1.68	$15,960,000	$18,354,000
Proceeds, before expenses, to us	$40.32	$383,040,000	$440,496,000
The expenses of this offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.
Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,425,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days, with respect to us, and 60 days, with respect to our executive officers and directors, after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly
•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant for the sale of any common stock,

•
lend or otherwise dispose of or transfer any common stock,

•
request or demand that we file a registration statement related to the common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
New York Stock Exchange Listing
The shares are listed on the New York Stock Exchange under the symbol “OHI.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above.

The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Affiliates of certain of the underwriters have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain of the underwriters are holders of our 2020 notes and may, as a result, receive a portion of the proceeds of this offering upon the redemption of their notes. Affiliates of certain of the underwriters are also lenders under our credit facility and may receive proceeds of this offering upon repayment of borrowings under our credit facility. In addition, Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated lender under our credit facility, or its affiliate, a fee in connection with sales of shares of common stock in this offering. Morgan Stanley & Co. LLC is acting as the exclusive financial advisor to us in connection with the Aviv merger.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, which we refer to as ASIC, in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, which we refer to as the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the shares may only be made to persons, which we refer to as Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, which we refer to as DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS
The validity of the common stock offered by this prospectus supplement and the accompanying prospectus have been passed upon for us by Bryan Cave LLP, Atlanta, Georgia. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is counsel for the underwriters in connection with this offering.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
The consolidated financial statements of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership for the year ended December 31, 2013 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The historical statement of revenue of certain properties of Diamond Senior Living, LLC for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such historical statement of revenue is incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11316) as well as any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, other than information in these documents that is not deemed to be filed with the SEC:
•
Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 11, 2014;

•
Quarterly Reports on Form 10-Q for the three months ended September 30, 2014, June 30, 2014 and March 31, 2014, filed with the SEC on November 7, 2014, August 6, 2014 and May 7, 2014, respectively;

•
Current Reports on Form 8-K filed with the SEC on January 3, 2014, March 11, 2014, June 16, 2014, July 2, 2014, September 8, 2014, September 11, 2014, October 17, 2014, November 5, 2014 and February 3, 2015;

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 4, 1992, as amended and supplemented by our subsequent filings with the SEC; and

•
our Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on June 12, 2014, filed with the SEC on April 29, 2014 (excluding any portions of such filing that have not been incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013).

Notwithstanding the foregoing, we are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K, or otherwise deemed furnished rather than filed with the SEC.
These documents contain important information about our and Aviv’s financial condition. You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described below. Documents incorporated by reference are available without charge from us or Aviv, as the case may be,, excluding exhibits thereto, unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from us in writing or by telephone at Omega Healthcare Investors, Inc., Attention: Chief Financial Officer, 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, telephone number (410) 427-1700. You may also access our and Aviv’s SEC filings free of charge on our and Aviv’s websites at http://www.omegahealthcare.com, and http://avivreit.com, respectively.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and our web address is included as an inactive textual reference only.
We have filed with the SEC a registration statement on Form S-3, referred to in this prospectus supplement as the registration statement, to register the shares of common stock offered by this prospectus supplement. This prospectus supplement is a part of the registration statement. This prospectus supplement does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus supplement, you should review the registration statement. You can inspect or obtain a copy of the registration statement as described in the preceding paragraph.

PROSPECTUS

Preferred Stock • Common Stock • Warrants • Units
We may offer from time to time our preferred stock, common stock, warrants or units consisting of securities covered by this prospectus separately or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time.
This prospectus describes the general terms of the securities and the general manner in which we will offer them. We will provide specific terms of any offering of the securities in supplements to this prospectus. The information in the prospectus supplement may supplement, update or change information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference. Before you invest, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus or other offering material we authorize relating to the securities and the documents incorporated by reference.
Shares of our common stock are traded on the New York Stock Exchange, or the NYSE, under the symbol “OHI.” The closing price of our common stock as reported by the NYSE on February 27, 2012 was $21.03 per share. Unless we state otherwise in a prospectus supplement, we will not list any preferred stock, warrants or units on any securities exchange.
Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030, and our telephone number is (410) 427-1700.
Investing in the securities involves risks. See the “Risk Factors” section of this prospectus. Before buying the securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission, or the SEC, which is incorporated by reference in this prospectus. See “Available Information.”

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the securities on a continuous or delayed basis in amounts, at prices and on terms determined at the time of offering. We may offer the securities at fixed prices, which may change, or at negotiated prices, or, in the case of our common stock, at prevailing market prices at the time of the sale or prices related to prevailing market prices. Information about the underwriters or agents who will participate in any particular sale of the securities, including any applicable commissions or discounts, will be set forth in the applicable prospectus supplement. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
The date of this prospectus is February 29, 2012.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus and any prospectus supplement, or to make representations as to matters not stated in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus and the applicable prospectus supplements in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.
Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus or other offering material that we authorize together with the documents incorporated by reference as described under “Incorporation of Certain Information by Reference” and the additional information described under the heading “Available Information” below.
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company,” “Omega,” “we,” “us,” “our” or similar references mean Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries.
AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act. As a result, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at www.sec.gov, as well as on our website at www.omegahealthcare.com. Because shares of our common stock trade on the NYSE, you may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein, and our web address is included as an inactive textual reference only.
We have filed with the SEC a registration statement under the Securities Act, which registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. Copies of the registration statement are available to the public through the sources referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to our other filings with the SEC. The information that we incorporate by reference is considered a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012;

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the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 1992, and any amendments or reports filed for the purpose of updating that description; and

•
our Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on June 2, 2011, filed with the SEC on April 29, 2011.

*
We are not incorporating and will not incorporate by reference into this prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of our securities as described in this prospectus will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:
Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030
Attn: Chief Financial Officer
(410) 427-1700

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements under “Risk Factors” and elsewhere in this prospectus regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included or incorporated in this prospectus. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus.
There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements. These factors include, without limitation:
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those items discussed under “Risk Factors” herein and under “Risk Factors” in Item 1A to our annual reports on Form 10-K and as supplemented from time-to-time in Part II, Item 1A to our quarterly reports on Form 10-Q;

•
uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;

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the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

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our ability to sell closed or foreclosed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

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our ability to negotiate appropriate modifications to the terms of our credit facilities;

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our ability to manage, re-lease or sell any owned and operated facilities;

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the availability and cost of capital;

•
changes in our credit ratings and the ratings of our debt securities;

•
competition in the financing of healthcare facilities;

•
regulatory and other changes in the healthcare sector;

•
the effect of economic and market conditions generally and, particularly, in the healthcare industry;

•
changes in the financial position of our operators;

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changes in interest rates;

•
the amount and yield of any additional investments;

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changes in tax laws and regulations affecting real estate investment trusts; and

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our ability to maintain our status as a real estate investment trust.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on any of our behalf, are expressly qualified by the cautionary statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

RISK FACTORS
Investing in our securities involves risks. Before you invest in our securities, you should carefully consider the risks regarding our business that are set forth in the “Risk Factors” of Part I, Item 1A to our Annual Report on Form 10-K for the year ended December 31, 2011, which is hereby incorporated by reference, the risks described below and any risks in the accompanying prospectus supplement, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement. We may amend or supplement these risk factors from time to time by other reports we file with the SEC in the future.
Risks Related to Our Securities
There may be no established trading market for some of our securities offered, and this could make selling such securities difficult and also impact the price of such securities.
There may be no established trading market for some of our securities offered by this prospectus. For example, some of our securities may not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for such securities will develop or, if such market develops, that you will be able to sell such securities. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling, or an inability to sell, such securities. As a result, the liquidity of such securities may be limited and, under certain circumstances, nonexistent. If a market does develop, any such market may be discontinued at any time.
The liquidity of, pricing of and trading market for our securities may be adversely affected by, among other things, changes in the overall markets for debt and equity securities, changes in our financial performance and prospects, the prospects in general for companies in our industry, the number of holders of the various securities, the interest of securities dealers in making a market in our securities, adverse credit rating actions and prevailing interest rates.
Net proceeds from the sale of our securities may not result in an increase in investment value.
Our management will have considerable discretion in the application of the net proceeds from offerings pursuant to this prospectus. For example, the net proceeds from an offering of our securities may be used for general corporate purposes. Under such circumstances, you may not have the opportunity, as part of your investment decision, to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds, or to assess how the proceeds will be used.
If our stock price is volatile, purchasers of our common stock could incur substantial losses.
Although our common stock is listed on the NYSE, such listing does not provide any assurance that an active public market for the common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of common stock or the availability of common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.
If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.
All of our outstanding shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock.

THE COMPANY
We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located throughout the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living facilities, independent living facilities and rehabilitation and acute care facilities.
We were incorporated in the State of Maryland on March 31, 1992. Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and our telephone number is (410) 427-1700. Additional information regarding our Company is set forth in documents on file with the SEC and incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Available Information.”
Our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are accessible free of charge on our website at www.omegahealthcare.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES
The table below sets forth, for the periods indicated, our ratios of earnings to combined fixed charges and preferred stock dividends. We have calculated the ratio of earnings to combined fixed charges and preferred stock dividends by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges plus preferred dividends, irrespective of whether or not such dividends were actually paid. Earnings consist of income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and costs related to retiring certain debt early.
	Year Ended December 31,
	2007	2008	2009	2010	2011
Earnings/combined fixed charges and preferred dividends coverage ratio	2.1x	2.4x	2.5x	1.5x	2.6x

DESCRIPTION OF SECURITIES
We may issue from time to time, in one or more offerings, the following securities:
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shares of our preferred stock, par value $1.00 per share, in one or more series;

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shares of our common stock, par value $0.10 per share;

•
warrants to purchase preferred stock, common stock or any combination thereof; or

•
any combination of the foregoing, either individually or as units.

This prospectus contains a summary of certain general terms of the various securities that we may offer. The specific terms of the securities, including the initial offering price and the net proceeds to us, will be described in a prospectus supplement, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered to the extent so required and indicate whether the securities offered are or will be listed on any securities exchange. When we refer to a prospectus supplement we are also referring to any applicable pricing supplement, free writing prospectus or other offering materials that we authorize, as appropriate, unless the context otherwise requires. The summaries contained in this prospectus and in any prospectus supplements do not contain all of the information or restate the agreements under which the securities may be issued and do not contain all of the information that you may find useful. We urge you to read the actual agreements relating to any securities because they, and not the summaries, define your rights as a holder of the securities. The agreements will be on file with the SEC as described under “Available Information” and “Incorporation of Certain Information By Reference.”

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of relevant Maryland law, including the Maryland General Corporation Law, or the MGCL. The terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the articles supplementary that establishes a particular series of preferred stock in its entirety. We urge you to read at that time the articles supplementary because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. The articles supplementary will be filed with the State Department of Assessments and Taxation of the State of Maryland of the State of Maryland and with the SEC.
As of December 31, 2011, our authorized capital stock consisted of 200,000,000 shares of common stock, par value $0.10 per share and 20,000,000 shares of preferred stock, par value $1.00 per share. As of February 22, 2012, there were 103,898,612 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.
Common Stock
All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All of our outstanding shares of common stock are fully paid and non-assessable. Any shares of common stock issued in an offering pursuant to this prospectus, including those issuable upon the exercise of warrants or upon conversion of preferred stock issued pursuant to this prospectus, will be fully paid and non-assessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. We may issue additional shares of authorized common stock without stockholder approval, subject to applicable rules of the NYSE.
Registrar and Transfer Company is the registrar and transfer agent for our common stock. Our common stock is listed on the NYSE under the symbol “OHI.”
Preferred Stock
Under our charter, our board of directors has the authority to authorize from time to time, without further stockholder action, the issuance of shares of our preferred stock, in one or more series as the board of directors shall deem appropriate, and to fix the rights, powers and restrictions of the preferred stock by resolution and the filing of an amendment to our charter, including but not limited to the designation of the following:
•
the number of shares constituting such series and the distinctive designation thereof;

•
the voting rights, if any, of such series;

•
the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

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whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;

•
the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company;

•
the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of equity shares, the price or prices or rate or rates of conversion or exchange, with such adjustments thereto as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the Company (or both) or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and
•
any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

Except as otherwise provided in any prospectus supplement, all shares of the same series of preferred stock will be identical to each other share of said stock. The shares of different series may differ, including as to ranking, as may be provided in our charter, or as may be fixed by our board of directors as described above. We may from time to time amend our charter to increase or decrease the number of authorized shares of preferred stock. Unless otherwise provided in any prospectus supplement, all shares of preferred stock will be fully paid and non-assessable.
Certain Effects of Authorized but Unissued Stock
We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company through a merger, tender offer, proxy contest or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of the Company.
Transfer and Ownership Restrictions
To qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1985, as amended, or the Code, we must satisfy certain criteria, including:
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not more than 50% in value of our outstanding capital stock may be directly or beneficially owned (after application of certain rules relating to the attribution of stock ownership) by five or fewer individuals during the last half of a taxable year (commonly referred to as the “5/50 Standard”); and

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our capital stock must be owned (without regard to attribution rules) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (commonly referred to as the “100 Stockholder Rule”).

To ensure that we meet the Code’s requirements for a REIT, our charter, as amended:
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restricts any person from beneficially or constructively owning our capital stock in any manner that would cause us to fail to qualify as a REIT;

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provides our board of directors with the authority to allow certain persons to own more than 9.8% of our capital stock subject to certain limitations and requirements intended to ensure compliance with the 5/50 Standard and the 100 Stockholder Rule;

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prohibits any transfer that would cause us to have fewer than 100 stockholders, and treat any such purported transfer as void ab initio;

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with respect to certain transactions that would violate the ownership limitations (other than transactions that violate the 100 Stockholder Rule), requires the automatic transfer of the subject shares of our capital stock to a trust that allows the purchasing stockholder generally to recoup up to the amount invested and the distribution of any excess amounts to a charitable beneficiary, and require that the trustee sell the shares to a person whose ownership would not violate the ownership limitations; and

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provides that the purchase price per share for shares held in trust equal the lesser of  (a) the price paid by the prohibited transferee for the shares (or, in the case of a gift, devise or similar transfer, the market price of the shares) on the day that the prohibited transfer occurs, or (b) the market price per share on the date of the sale received by the trustee from the sale or other disposition of the shares, in either case reduced by the amount of any dividends or other distributions on those shares received by the prohibited transferee.
All certificates representing shares of common stock bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.
Anti-Takeover Protections
Following is a description of certain provisions included in our charter, bylaws and Maryland law that may have the effect of discouraging unilateral tender offers or other takeover proposals that stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The following provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board of directors believes, however, that these provisions may help assure fair treatment of our stockholders and preserve our assets.
Charter and Bylaws
Our charter and bylaws contain certain provisions, including the provisions described below, that may discourage certain types of transactions that involve an actual or threatened change of control of us. Since the terms of our charter and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our charter and bylaws. If you would like to read our charter or bylaws, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Available Information.”
Classified Board; Size of Board. Our charter and bylaws provide that our board of directors will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. Our charter specifies that the number of directors at the effective date of the charter shall be six, which number may be increased or decreased as provided in the bylaws, but shall not be less than five nor more than thirteen. The current Board is composed of six directors.
Election of Directors. A director is generally elected by the vote of a majority of the votes cast at the meeting at which the election is held, except that, in case of a contested election, directors are elected by the vote of a plurality of the votes present in person or represented by proxy at the meeting. For one of our stockholders to nominate a candidate for director, our bylaws require that such stockholder give timely notice to us in advance of the meeting. Ordinarily, the stockholder must give notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must describe various matters regarding the nominee, the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made. Our charter does not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then-outstanding shares of common stock can elect all of the directors of the class then being elected at that meeting of stockholders.
Removal of Directors. Maryland law provides that, if a corporation has a classified board, the holders of a majority of the corporation’s voting stock may remove a director or the entire board from office only for cause, unless the charter provides otherwise. Our charter and bylaws provide that stockholders may remove a director only “for cause” and with the affirmative vote of not less than two-thirds of the-then outstanding shares of our capital stock entitled to vote, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

Filling Vacancies. Our bylaws provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding, any vacancies on the board of directors, including vacancies by reason of an increase in the number of directors, may be filled only by a majority vote of the directors then in office, for the remainder of the full term of the class of directors in which the vacancy occurs and until his or her successor is elected and qualifies.
Limitations on Stockholder Action by Written Consent. Our bylaws provide that, except for the election of directors, action may be taken without a meeting of stockholders only if all of the stockholders entitled to vote with respect to the subject matter thereof consent in writing or by electronic transmission to such action being taken. The election of directors may not be undertaken by written consent.
Limitations on Calling Stockholder Meetings. Under our bylaws, special meetings of the stockholders may be called by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or president, or by our secretary upon written request of holders of not less than a majority of the votes entitled to be cast on the business proposed.
Advance Notice Bylaw; Proposal and Nomination Information Requirements. In order for a stockholder to bring a proposal before an annual meeting, including director nominations, our bylaws require that the stockholder give timely notice to us in advance of the meeting. Ordinarily, the stockholder must give notice at least 90 days but not more than 120 days before the first anniversary of the preceding year’s annual meeting. Each proponent of a matter to be considered at a stockholder meeting and each stockholder nominating a director must furnish certain information, including his or her ownership of common stock, options or any short positions related to our common stock and any fees such proponent stands to earn based on the value of the common stock or derivatives related to the common stock. Each director nominated by a stockholder must certify that he or she is not a party to, and will not become a party to, any agreement with any person or entity in connection with service or action as a director. Such director nominee must also submit a completed director questionnaire provided by us.
Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.
Certain Amendments to our Charter and Bylaws. The provisions of our charter establishing a classified board and the number of directors, governing certain business combinations and governing ownership limitations and excess shares may not be amended without the approval of 80% of the outstanding shares of our capital stock entitled to vote.
Our bylaws may be amended, altered, changed or repealed by (1) a majority of all the outstanding shares of capital stock entitled to vote, unless the bylaws provide that a higher voting requirement applies, or (2) a majority of our board of directors.
Business Combinations. Our charter requires that, except in some circumstances, “business combinations” between us and a beneficial holder of 10% or more of our outstanding voting stock, or a Related Person, be approved by the affirmative vote of at least 80% of our outstanding voting shares. A “business combination” is defined in our charter as:
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any merger or consolidation of the Company with or into a Related Person;

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any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as defined below) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person;

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any merger or consolidation of a Related Person with or into the Company;

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any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company;

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the issuance of any of our securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person; and

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any agreement, contract or other arrangement providing for any of the transactions described above.

The term “Substantial Part” means more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.
Maryland Law
Business Combinations. Pursuant to Section 5.09 of our charter, we have opted out of Maryland’s statutory “business combination” provisions under the Maryland Business Combination Act. Nevertheless, we cannot assure you that our board of directors will not decide in the future to endorse to our stockholders an articles supplementary opting into the statutory business combination provisions. An alteration or repeal of the charter’s “opt out” provision, however, would not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.
If we were to opt into the Maryland Business Combination Act, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:
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any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.
After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
For a description of the Business Combinations provision included in our charter, see “Charter and Bylaws, Business Combinations” above.
Control Share Acquisitions. Pursuant to Section 5.09 of our charter, we have opted out of Maryland’s statutory “control share acquisition” provisions under the Maryland Business Combination Act. Nevertheless, we cannot assure you that our board of directors will not decide in the future to endorse to our stockholders an articles supplementary opting into the statutory control share acquisition provisions. An alteration or repeal of the charter’s “opt out” provision, however, would not have any effect on any control share acquisitions that have been consummated or upon any agreements existing at the time of such modification or repeal.

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock, that, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise direct or indirect voting power in electing directors within one of the following ranges of voting power:
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one-tenth or more, but less than one-third of all voting power;

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one-third or more, but less than a majority of all voting power; or

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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the direct or indirect acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the corporation’s receipt of demand to consider the voting rights of the shares. If no request for a special meeting is made, the corporation itself may present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.
Duties of Directors with Respect to Unsolicited Takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond on behalf of the corporation to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

DESCRIPTION OF WARRANTS
We may issue warrants, including warrants to purchase preferred stock or common stock or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to the warrants being offered.
A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:
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the title of the warrants;

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the aggregate number of the warrants;

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the price or prices at which the warrants will be issued;

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the currencies in which the price or prices of the warrants may be payable;

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the designation, amount and terms of the preferred stock or common stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

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if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

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the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

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the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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the minimum or maximum amount of the warrants that may be exercised at any one time;

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any terms relating to the modification of the warrants, including adjustments in the exercise price;

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information with respect to book-entry procedures, if any;

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a discussion of any material Federal income tax considerations; and

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any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrants in this prospectus are summaries of the material provisions that will appear in the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any warrants or warrant units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the warrants or any warrant units. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Available Information” above.

DESCRIPTION OF UNITS
We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
The prospectus supplement relating to any units that we are offering will specify the material terms of the units, including one or more of the following:
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the material terms of the units and of the securities making up the units, including whether and under what circumstances those securities may be held or transferred separately;

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any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities making up the units;

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any special federal income tax considerations applicable to the units; and

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any material provisions of the governing unit agreement that differ from those described above.

The descriptions of the units in this prospectus are summaries of the material provisions that will appear in the applicable documents. These descriptions do not include all terms of those documents and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the units. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Available Information” above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
Consequences of an Investment in Our Securities
The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our securities and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person’s particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.
The following discussion relating to an investment in our securities was based on consultations with Bryan Cave LLP, our counsel. In the opinion of Bryan Cave LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Bryan Cave LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.
Taxation of Omega
General. We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code, beginning with our taxable year ended December 31, 1992. We believe that we were organized and have operated in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in a manner that will allow us to maintain our qualification as a REIT, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.
The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.
In the opinion of Bryan Cave LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Bryan Cave LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See “—Failure to Qualify.”
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and the stockholder levels) that generally results from an investment in a corporation. However, we will be subject to certain federal income taxes as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of  “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of  (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm’s-length basis. Eighth, if we acquire any asset that is defined as a “built-in gain asset” from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, which is defined as the “recognition period,” then, to the extent of the built-in gain (i.e., the excess of  (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations. Section 1.337(d)-7(c)(5).
Requirements for Qualification. The Code defines a REIT as a domestic corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company as defined in provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6). We may avoid disqualification as a REIT for a failure to satisfy any of these tests if such failure is due to reasonable cause and not willful neglect, and we pay a penalty of  $50,000 for each such failure.
Income Tests. To maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally “rents from real property,” interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in

Section 1221(a)(1) of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant (other than rent from a tenant that is a TRS that meets the requirements described below) will not qualify as “rents from real property” in satisfying the gross income tests if we or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may directly provide a minimal amount of  “non-customary” services to the tenants of a property as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to our tenants without tainting our rental income from the related properties.
The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.
Prohibited Transactions. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is primarily held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.
Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property is treated as qualifying for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

Such property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer (for a total of up to six years) if an extension is granted by the Secretary of the Treasury. In the case of a “qualified health care property” acquired solely as a result of termination of a lease, but not in connection with default or an imminent default on the lease, the initial grace period terminates on the second (rather than third) taxable year following the year in which the REIT acquired the property (unless the REIT establishes the need for and the Secretary of the Treasury grants one or more extensions, not exceeding six years in total, including the original two-year period, to provide for the orderly leasing or liquidation of the REIT’s interest in the qualified health care property). This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

The definition of foreclosure property includes any “qualified health care property,” as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We have from time to time operated qualified healthcare facilities acquired in this manner for up to two years (or longer if an extension was granted). However, we do not currently own any property with respect to which we have made foreclosure property elections other than the Haven facilities discussed in our Form 10-K for the year ended December 31, 2011. Properties that we had taken back in a foreclosure or bankruptcy and operated for our own account were treated as foreclosure properties for income tax purposes, pursuant to Code Section 856(e). Gross income from foreclosure properties was classified as “good income” for purposes of the annual REIT income tests upon making the election on the tax return. Once made, the income was classified as “good” for a period of three years, or until the properties were no longer operated for our own account. In all cases of foreclosure property, we utilized an independent contractor to conduct day-to-day operations to maintain REIT status. In certain cases, we operated these facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilized an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes increased the risk that we would fail to qualify as a REIT. Through our 2011 taxable year, we had not paid any tax on our foreclosure property because those properties had been producing losses. We cannot predict whether, in the future, our income from foreclosure property will be significant and whether we could be required to pay a significant amount of tax on that income.
Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
TRS Income. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. Prior to 2009, a TRS was not permitted to directly or indirectly (i) operate or manage a health care (or lodging) facility, or (ii) provide to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. Beginning in 2009, TRSs became permitted to own or lease a health care facility provided that the facility is operated and managed by an “eligible independent contractor.” A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s operators that are not conducted on an arm’s-length basis. As stated above, we do not lease any of our facilities to any of our TRSs.
Failure to Satisfy Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability and we would file a schedule with descriptions of each item of gross income that caused the failure.
Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by (i) real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest, and (ii) stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include our equity or debt securities of a qualified REIT subsidiary, a TRS, or an equity interest in any partnership, since we are deemed to own our proportionate share of each asset of any partnership of which we are a partner. Furthermore, for purposes of determining whether we own more than 10% of the value of only one issuer’s outstanding securities, the term “securities” does not include: (i) any loan to an individual or an estate; (ii) any Code Section 467 rental agreement; (iii) any obligation to pay rents from real property; (iv) certain government issued securities; (v) any security issued by another REIT; and (vi) our debt securities in any partnership, not otherwise excepted under (i) through (v) above, (A) to the extent of our interest as a partner in the partnership or (B) if 75% of the partnership’s gross income is derived from sources described in the 75% income test set forth above.
We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 25% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.
If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset for purposes of the 75% test. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. As discussed under the 75% gross income test (see above), the IRS recently provided relief from re-testing certain mortgage loans held by a REIT that have been modified as a result of the current distressed market conditions with respect to real property. At present, we do not hold any mortgage loans that have been modified, which would require us to take advantage of these rules for special relief.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.
Subject to certain de minimis exceptions, we may avoid REIT disqualification in the event of certain failures under the asset tests, provided that (i) we file a schedule with a description of each asset that caused the failure, (ii) the failure was due to reasonable cause and not willful neglect, (iii) we dispose of the assets within 6 months after the last day of the quarter in which the identification of the failure occurred (or the requirements of the rules are otherwise met within such period) and (iv) we pay a tax on the failure equal to the greater of  (A) $50,000 per failure and (B) the product of the net income generated by the assets that caused the failure for the period beginning on the date of the failure and ending on the date we dispose of the asset (or otherwise satisfy the requirements) multiplied by the highest applicable corporate tax rate.
Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income.
Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
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85% of our REIT ordinary income for such year;

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95% of our REIT capital gain income for such year; and

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any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as “true leases” rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and the leases are true leases for federal tax purposes, are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.
Reasonable Cause Savings Clause. We may avoid disqualification in the event of a failure to meet certain requirements for REIT qualification if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of  $50,000 for each such failure. This reasonable cause safe harbor is not available for failures to meet the 95% and 75% gross income tests, the rules with respect to ownership of securities of more than 10% of a single issuer and the new rules provided for failures of the asset tests.
Failure to Qualify
If we fail to qualify as a REIT in any taxable year, and the reasonable cause relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.
Other Tax Matters
We own and operate a number of properties through subsidiaries, known as qualified REIT subsidiaries, or QRSs. Code Section 856(i) provides that a corporation that is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading “Taxation of Omega,” the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, such REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
Taxation of Stockholders
Taxation of Domestic Stockholders. As long as we qualify as a REIT, if you are a taxable U.S. stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations or the special 15% tax rate applicable to individuals and certain other taxpayers in the case of dividends paid by a regular C corporation. However, to the extent that any of our income represents income on which we have paid tax at corporate income tax rates or dividend income from a regular C corporation, including dividend income from a TRS that we own, your proportionate share of such dividend income will be eligible for such special 15% tax rate. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) and eligible for the special 15% maximum tax rate on capital gain income applicable to individuals and certain other tax payers (unless such capital gain income is attributable to unrecaptured Section 1250 gain, in which case the applicable maximum tax rate will be 25%, instead of 15%), without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Further, if we designate a dividend as a capital gain dividend to you and you dispose of your shares in a sale or exchange in which you recognize a loss, and have held those shares for six (6) months or less, you will be required to treat the loss from the sale of your shares as long-term (instead of short-term) capital loss to the extent of the of the dividend distributions you received from us that were designated as capital gain distributions that were permitted to treat as long-term capital gains.
Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November, or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.
Backup Withholding
Assuming that you are a U.S. stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:
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are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

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provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your non-foreign status to us. See “— Taxation of Stockholders—Taxation of Foreign Stockholders.”

Treatment of Tax-Exempt Stockholders. If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute “unrelated business taxable income,” or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT’s distributions as UBTI. This requirement will apply only if:
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the REIT would not qualify for federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts; and

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the REIT is “predominantly held” by qualified trusts.

A REIT is predominantly held if either:
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a single qualified trust holds more than 25% by value of the REIT interests; or

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one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.
A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying upon the “look-through” exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.
Taxation of Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.
If you are a Non-U.S. Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.
However, if income from the investment in the shares is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation unless an applicable tax treaty reduces or eliminates that tax). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:
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a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

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you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts withheld can be refundable if the Non-U.S. stockholder files a U.S. tax return if it is subsequently reporting that a distribution was, in fact, in excess of our current and accumulated earnings and profits.
For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a lower rate or an exemption under an applicable treaty. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability. Notwithstanding the foregoing, in the case of any distribution attributable to gain from a sale by us of U.S. real property interests, if the distribution is with respect to a class of our stock that is regularly traded on an established securities market, you do not own more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution, and we are a “domestically controlled REIT” as defined below, then the distribution will be exempted from the application of the FIRPTA rules and the distribution will be subject to the withholding rules for ordinary income, i.e., subject to a 30% withholding tax unless the a Form W-8BEN has been filed (indicating that a lower treaty rate applies) or a Form W-8ECI has been filed (indicating that the distribution is effectively connected income).
Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” although there can be no assurance that we will retain that status. If we are not “domestically controlled,” gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:
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investment in the shares is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to the gain; or

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you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).
If the proceeds of a sale of shares by you are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-U.S. status or otherwise establish an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if:

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the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a “controlled foreign corporation” for U.S. federal income tax purposes; and

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the broker fails to initiate documentary evidence that you are a Non-U.S. Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Recent Legislation
Recently enacted legislation would, among other things, (i) require withholding at a rate of 30 percent on certain payments (including payments of U.S. source dividends and gross proceeds from the sale of stock that can produce U.S. source dividends) paid after December 31, 2012, to certain foreign financial institutions, investment funds, and other non-U.S. persons that fail to meet certain requirements, and (ii) require that, in certain circumstances, certain U.S. holders that are individuals, estates and trusts pay a 3.8 percent tax on “net investment income”, which includes, among other things, dividends on and gains from the disposition of stock, effective for taxable years beginning after December 31, 2012. Shareholders are urged to consult their tax advisors regarding the possible implications of the legislation on their investment in our stock.
Possible Legislative or Other Actions Affecting Tax Consequences
Prospective holders of our securities should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.
State and Local Taxes
We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

PLAN OF DISTRIBUTION
General
We may sell the securities covered by this prospectus in one or more of the following ways from time to time, including without limitation:
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to or through underwriters for resale to purchasers, which underwriters may act directly or through a syndicate represented by one or more managing underwriters;

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directly to one or more purchasers, through a specific bidding, auction or other process;

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through agents or dealers;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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in exchange for outstanding indebtedness; or

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through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
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the terms of the offering;

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the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any delayed delivery arrangements;

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any discounts or concessions allowed or re-allowed or paid to dealers; and

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any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
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privately negotiated transactions;

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at a fixed public offering price or prices, which may be changed;

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in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

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at prices related to prevailing market prices; or

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at negotiated prices.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
Market-Making, Stabilization and Other Transactions
To facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of any preferred stock, warrants or units on any securities exchange; any such listing with respect to any particular security will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS
In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of such securities will be passed upon for Omega Healthcare Investors, Inc. by Bryan Cave LLP, Atlanta, Georgia. In addition, the description of material federal income tax consequences contained in this prospectus under the heading “U.S. Federal Income Tax Considerations” is based upon the opinion of Bryan Cave LLP, Atlanta, Georgia.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

9,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
Stifel
Credit Agricole CIB
RBC Capital Markets
SunTrust Robinson Humphrey
Co-Lead Managers
Capital One Securities
MUFG
Wells Fargo Securities
BBVA
BB&T Capital Markets
Regions Securities LLC

February 4, 2015